UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SLM Corporation

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300 Continental Drive

Newark, Delaware 19713

May 5, 2015

Dear Fellow Stockholders:

Please join us Thursday, June 25, 2015, at 11:00 a.m., Eastern Daylight Time, for the SLM Corporation (“Sallie Mae”) 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at our corporate headquarters located at 300 Continental Drive, Newark, Delaware 19713.

In 2014, we formed a publicly-traded company named Navient Corporation (“Navient”) to hold our education loan management, servicing and asset recovery businesses and distributed all of the common stock of Navient to our Stockholders. As a result, we are now a stand-alone consumer banking business operating under the Sallie Mae brand. We are grateful for the efforts of our executive management team and our employees for navigating us through this process and for helping to advance the transformation of Sallie Mae for continued long-term sustainable growth and value creation.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and proxy statement. You are being asked to vote on a number of important matters. Your vote is important, regardless of the number of shares you own, and all holders of our common stock are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Availability of Proxy Materials or the proxy card you received in the mail.

For over 40 years, we have made a difference in students’ and families’ lives, helping more than 31 million Americans pay for college.

Thank you for your continued support of Sallie Mae.

Sincerely,

/s/ Raymond J. Quinlan
Raymond J. Quinlan
Chairman of the Board of Directors and Chief Executive Officer

300 Continental Drive

Newark, Delaware 19713

May 5, 2015

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

SLM Corporation (“Sallie Mae” or the “Company”) will hold its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) as follows:

Date and Time:	Thursday, June 25, 2015, 11:00 a.m., Eastern Daylight Time

Place:	Sallie Mae’s Corporate Headquarters 300 Continental Drive Newark, Delaware 19713

Items of Business:	(1) Elect twelve directors nominated by the Sallie Mae Board of Directors (“Board of Directors”), each for a one-year term, to serve until their successors have been duly elected and qualified;

(2) Approve, on an advisory basis, Sallie Mae’s executive compensation;

(3) Ratify the appointment of KPMG LLP as Sallie Mae’s independent registered public accounting firm for the year ending December 31, 2015;

(4) Approve an amendment to the Amended and Restated By-Laws of SLM Corporation relating to proxy access; and

(5) Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Stockholders of record as of the close of business on April 27, 2015, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your participation in the Annual Meeting is important. Sallie Mae urges you to take the time to read carefully the proposals described in the proxy statement and vote your proxy at your earliest convenience. You may vote by telephone, Internet or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you wish to attend the meeting in person, you must bring evidence of your ownership as of April 27, 2015, or a valid proxy showing that you are representing a stockholder.

Thank you for your interest in Sallie Mae.

/s/ Laurent C. Lutz
Laurent C. Lutz
Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on June 25, 2015. The proxy statement and Sallie Mae’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”) are available at http://www.salliemae.com/Investors/AnnualReports and http://materials.proxyvote.com. You may also obtain these materials at the Securities and Exchange Commission website at www.sec.gov or by contacting the Office of the Corporate Secretary at the Company’s principal executive offices, located at 300 Continental Drive, Newark, Delaware 19713. Sallie Mae will provide a copy of the 2014 Form 10-K without charge to any stockholder upon written request.

300 Continental Drive

Newark, Delaware 19713

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of SLM Corporation (“Sallie Mae,” the “Company,” “we,” “our” or “us”) is furnishing this proxy statement to solicit proxies for use at Sallie Mae’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the Notice of the Annual Meeting accompanies this proxy statement. This proxy statement is being sent or made available, as applicable, to our stockholders beginning on or about May 5, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who may vote? Only stockholders who owned shares of Sallie Mae’s common stock, par value $.20 per share (“Common Stock”), at the close of business on April 27, 2015, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. Sallie Mae’s Common Stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “SLM.” On April 27, 2015, 425,684,479 shares of Common Stock were outstanding and eligible to be voted.

Why did I receive a “Notice Regarding the Availability of Proxy Materials”? Sallie Mae is furnishing proxy materials to its stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. By doing so, Sallie Mae saves costs and reduces the environmental impact of the Annual Meeting. On May 5, 2015, Sallie Mae mailed a Notice of Availability of Proxy Materials (“Notice of Availability”) to the Company’s stockholders. The Notice of Availability contains instructions on how to access Sallie Mae’s proxy materials and vote online or vote by telephone. The Notice of Availability also contains a 16-digit control number that you will need to vote your shares. If you previously chose to receive Sallie Mae’s proxy materials electronically, you will continue to receive access to these materials via an e-mail that will provide electronic links to these documents unless you elect otherwise.

How do I request paper copies of the proxy materials? You may request paper copies of the proxy materials for the Annual Meeting by following the instructions listed in the Notice of Availability, at www.proxyvote.com, by telephoning 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com.

What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record? If your shares are held in street name through a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares. Without your voting instructions, your broker, bank, trustee or other nominee may only vote your shares on routine matters. Routine matters DO NOT include Proposals 1, 2, and 4, but do include Proposal 3 (relating to the ratification of the independent registered public accounting firm). For non-routine matters, your shares will not be voted without your specific voting instructions. Accordingly, Sallie Mae encourages you to vote your shares.

If your shares are registered directly in your name with Sallie Mae’s transfer agent, Computershare, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to Sallie Mae or to a third party, or to vote in person at the Annual Meeting.

How do I vote? Sallie Mae encourages stockholders to vote in advance of the Annual Meeting, even if you plan to attend the Annual Meeting. You may vote in one of the following ways:

•

By Internet.    You may vote electronically via the Internet at www.proxyvote.com. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 24, 2015. Please have your Notice of Availability or proxy card available when you log on.

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By Telephone.    If you wish to vote by telephone, you may call the toll-free telephone number on the Notice of Availability or your proxy card, which is available 24-hours a day, and follow the pre-recorded instructions. Please have your Notice of Availability or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide you additional instructions regarding voting your shares by telephone. Votes submitted telephonically must be received by 11:59 p.m., Eastern Daylight Time, on June 24, 2015.

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In Person.    If you hold shares directly in your name as a stockholder of record, you may either vote in person or be represented by another person at the Annual Meeting by executing a legal proxy designating that person as your proxy to vote your shares. If you hold your shares in street name, you must obtain a legal proxy from your broker, bank, trustee or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

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By Mail.    If you hold your shares in street name through a broker, bank, trustee or other nominee, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the voting instruction form and return it in the prepaid return envelope provided. Your voting instruction form must be received no later than the close of business on June 24, 2015. If you hold your shares directly in your name as a stockholder of record, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the proxy card and return it in the prepaid return envelope provided. Your proxy card must be received no later than the close of business on June 24, 2015.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares? You may instruct your broker, bank, trustee or other nominee about how to vote your shares using the methods described above. If you do not provide voting instructions to the firm that holds your shares prior to the Annual Meeting, the firm has discretion to vote your shares with respect to Proposal 3 on the proxy card (relating to the ratification of the independent registered public accounting firm), which is considered a routine matter. However, the firm will not have discretion to vote your shares with respect to Proposals 1, 2, and 4 on the proxy card, as these are each considered to be a non-routine matter. You are encouraged to participate in the election of directors and vote on all of the proposals by returning your voting instructions to your broker, bank, trustee or other nominee.

How do I vote shares of Common Stock held in my 401(k) Plan? If you participate in Sallie Mae’s 401(k) Plan, you may vote the number of shares equivalent to your interest, if any, as credited to your account on the record date. You will need to instruct the 401(k) Plan Trustee by telephone, internet or mail on how to vote your shares. Voting instructions must be received no later than the close of business on June 22, 2015. If you own shares through Sallie Mae’s 401(k) Plan and do not provide voting instructions with respect to your plan shares, the Trustee will vote your plan shares in the same proportion as other plan shares have been voted.

How do proxies work? The Board of Directors is requesting your proxy. Giving your proxy means you authorize the persons named as proxies therein to vote your shares at the Annual Meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and sign and return a proxy card but do not specify how to vote on a proposal, the persons named as proxies will vote your shares in accordance with the Board of Directors’ recommendations. The Board of Directors has recommended that stockholders vote:

•	“FOR” the election of each of the director nominees named in Proposal 1;

•	“FOR” advisory approval of Sallie Mae’s executive compensation set forth in Proposal 2;

•	“FOR” ratification of the appointment of Sallie Mae’s independent registered public accounting firm set forth in Proposal 3; and

•	“FOR” approval of an amendment to the Amended and Restated By-Laws of SLM Corporation (the “By-Laws”) relating to proxy access as set forth in Proposal 4.

In the absence of voting instructions to the contrary, shares of Common Stock represented by validly executed proxies will be voted in accordance with the foregoing recommendations. Sallie Mae does not know of any other matters to be presented at the Annual Meeting as of the date of this proxy statement.

Can I change my vote? Yes. If you hold your shares as a record holder, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by:

•	Delivering a written notice of revocation to Sallie Mae’s Corporate Secretary at the Office of the Corporate Secretary, 300 Continental Drive, Newark, Delaware 19713;

•	Submitting another timely vote via the Internet, by telephone or by mailing a new proxy (following the instructions listed under the “How do I vote?” section); or

•	Attending the Annual Meeting and voting in person.

If your shares are held in street name, contact your broker, bank, trustee or nominee for instructions on how to revoke or change your voting instructions.

What vote is necessary to approve each matter to be voted on at the Annual Meeting?

Proposal 1—Election of Directors.    Sallie Mae’s By-Laws (the “By-Laws”) provide the election of a director in an uncontested election will be by a majority of the votes cast with respect to a nominee at a meeting for the election of directors at which a quorum is present, with each share of Common Stock entitled to one vote for each nominee. Accordingly, a director nominee will be elected to the Board of Directors if the number of shares voted “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee’s election. Abstentions and shares not voted on the matter, including broker non-votes, have no direct effect on the matter.

If any director nominee fails to receive a majority of the votes cast “FOR” his or her election, such nominee will automatically tender his or her resignation upon certification of the election results. Sallie Mae’s Nominations, Governance, and Compensation Committee (the “NGC Committee”) will make a recommendation to the Sallie Mae Board of Directors on whether to accept or reject such nominee’s resignation. The Sallie Mae Board of Directors will act on the NGC Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

Proposal 2—Advisory Approval of Sallie Mae’s Executive Compensation.    Advisory approval of Sallie Mae’s executive compensation requires the affirmative vote of at least a majority of the stock represented and entitled to vote at the meeting, with each share of Common Stock entitled to one vote. Abstentions have the same effect as votes “AGAINST” the matter. Shares not voted on the matter, including broker non-votes, have no direct effect on the matter.

Proposal 3—Ratification of Appointment of KPMG LLP as Sallie Mae’s Independent Registered Public Accounting Firm.    The ratification of KPMG LLP’s appointment as Sallie Mae’s independent registered public accounting firm requires the affirmative vote of at least a majority of the votes represented and entitled to vote at the meeting, with each share of Common Stock entitled to one vote. Abstentions have the same effect as votes “AGAINST” the matter. Shares not voted on the matter, including broker non-votes, have no direct effect on the matter.

Proposal 4—Approval of Amendment to Sallie Mae’s By-Laws relating to Proxy Access.    Under the By-Laws, approval of the amendment to the By-Laws relating to proxy access requires the affirmative vote of a majority of Sallie Mae’s outstanding Common Stock entitled to vote on the matter, with each share of Common Stock entitled to one vote. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 4. Abstentions and shares not voted on the matter, including broker non-votes, will have the same effect as a vote “AGAINST” Proposal 4.

What constitutes a quorum? A quorum is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of Common Stock entitled to vote are present in person or represented by proxy at the Annual Meeting, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted in determining whether a quorum exists.

Who will count the vote? Votes will be tabulated by Sallie Mae’s Corporate Secretary.

Who can attend the Annual Meeting? Only holders of Common Stock as of the record date, April 27, 2015, or duly appointed proxies, may attend. No guests will be allowed to attend the Annual Meeting.

What do I need to attend the Annual Meeting and when should I arrive? The Annual Meeting will be held at Sallie Mae’s Headquarters, 300 Continental Drive, Newark, Delaware 19713. Admission to the Annual Meeting will begin at 10:00 a.m., Eastern Daylight Time.

In order to be admitted to the Annual Meeting, you should:

•	arrive shortly after 10:00 a.m., Eastern Daylight Time, to ensure that you are seated by the commencement of the Annual Meeting at 11:00 a.m., Eastern Daylight Time;

•	be prepared to comply with security requirements, which may include guards searching all bags and attendees passing through a metal detector;

•	leave your camera at home because cameras, transmission, broadcasting and other recording devices, including certain smart phones, will not be permitted in the meeting room; and

•

bring photo identification, such as a driver’s license, and proof of ownership of Common Stock on the record date, April 27, 2015. If you are a holder of record, the top half of your proxy card or your Notice of Availability is your admission ticket. If you hold your shares in street name, a recent brokerage statement or a letter from your bank, broker, trustee or other nominee are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank, trustee or other nominee that holds your shares of Common Stock.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to the Annual Meeting.

OVERVIEW OF PROPOSALS

This proxy statement contains four proposals requiring stockholder action, each of which is discussed in more detail below. Proposal 1 requests the election of twelve directors nominated by the Board of Directors. Proposal 2 requests approval, on an advisory basis, of Sallie Mae’s executive compensation. Proposal 3 requests ratification of the appointment of KPMG LLP as Sallie Mae’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Proposal 4 requests a vote to approve an amendment to Sallie Mae’s By-Laws to adopt a provision relating to proxy access.

PROPOSAL 1—ELECTION OF DIRECTORS

The NGC Committee recommended and the Sallie Mae Board of Directors nominated twelve individuals for election at the Annual Meeting. The twelve persons nominated by the Sallie Mae Board of Directors for election are as follows:

Paul G. Child	Jed H. Pitcher
Carter Warren Franke	Frank C. Puleo
Earl A. Goode	Raymond J. Quinlan
Ronald F. Hunt	William N. Shiebler
Marianne M. Keler	Vivian C. Schneck-Last
Jim Matheson	Robert S. Strong

Under our Certificate of Incorporation, the size of our Board of Directors may not be less than eleven nor more than sixteen members. Under the By-Laws, the Board of Directors has the authority to determine the size of the Board of Directors within that range and to fill any vacancies that may arise prior to the next annual meeting of stockholders. Currently, the Board of Directors has set the number of members at twelve.

Biographical information and qualifications and experience with respect to each nominee appears below. In addition to fulfilling the general criteria for director nominees described in the section titled “Nominations Process,” each nominee possesses experience, skills, attributes and other qualifications the Board of Directors has determined support its oversight and management of Sallie Mae’s business, operations and structure. These qualifications are discussed below, along with biographical information regarding each member of the Board of Directors, including each individual’s age, principal occupation and business experience during the past five years. Information concerning each director is based in part on information received from the respective directors and in part from Sallie Mae’s records.

All nominees appearing below have consented to being named in this proxy statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a director, an event that the Board of Directors does not now expect, the Board of Directors may designate a substitute nominee or the persons voting the shares represented by proxies solicited hereby may vote such shares for a reduced number of nominees. If the Board of Directors designates a substitute nominee, persons named as proxies will vote “FOR” that substitute nominee.

The By-Laws provide the election of a director in an uncontested election will be by a majority of the votes cast with respect to a nominee at a meeting for the election of directors at which a quorum is present. Accordingly, a director nominee will be elected to the Board of Directors if the number of shares voted “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee’s election.

Abstentions and shares not voted on the matter, including broker non-votes, have no direct effect on the election of directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Paul G. Child	Former Office Managing Partner, Salt Lake City, Deloitte LLP
66 Director since April 30, 2014

Former Office Managing Partner, Salt Lake City, Deloitte LLP—1995 to 2008

Professional Highlights:

•  Office Managing Partner, Salt Lake City, Deloitte LLP—1995 to 2008, Professional Practice Director, Salt Lake City—1989 to 1995; Audit Partner—1983 to 2008; various positions—1971 to 1983

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2009 to present

•  Member, Board of Governors, Salt Lake Chamber of Commerce—2002 to 2008

•  Director, Mountainwest Capital Network—2002 to 2008

•  Director, United Way of Greater Salt Lake—2001 to 2008

Mr. Child’s leadership roles and experience in the accounting field enable him to bring to the Board of Directors experience in the areas of finance, accounting, financial services and capital markets.

Carter Warren Franke	Former Managing Director, Head of Corporate Marketing, JPMorgan Chase & Co.
58 Director since April 30, 2014

Professional Highlights:

•  Managing Director, Head of Corporate Marketing, JPMorgan Chase & Co.—2007 to 2013

•  Executive Vice President and Chief Marketing Officer, Chase Card Services—1995 to 2007

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2014 to present

•  Director, The Warfield Fund—2007 to present

•  Director, Saint Mary’s School —2014 to present

•  Director, Paul’s Place—2014 to present

Ms. Warren Franke’s leadership roles and experience in marketing and the banking industry enable her to contribute to the Board of Directors experience in the areas of marketing, business development, and financial services.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Earl A. Goode	President, Indianapolis Capital Improvement Board of Managers
74 Director since July 31, 2000

President, Indianapolis Capital Improvement Board of Managers—2015 to present

Professional Highlights:

•  Chief of Staff to the Governor of Indiana—2006 to 2013

•  Deputy Chief of Staff to the Governor of Indiana—2006

•  Commissioner, Department of Administration, State of Indiana—2005 to 2006

•  Chairman, Indiana Sports Corp.—2001 to 2006

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2013 to present

•  Chairman, Georgetown College Board of Trustees—2006 to present

•  Former Chairman, Indiana Sports Corporation—2001 to 2006

•  Member, Executive Committee & Host Committee, 2012 Super Bowl—2009 to 2014

•  Vice Chairman, Indiana Motorsports Commission—2015 to present

Mr. Goode has held several leadership positions in business services and operations. This experience, combined with his involvement in the state political process, enables him to contribute to the Board of Directors in the areas of marketing and product development, business operations and political/government affairs.

Ronald F. Hunt	Attorney and Private Investor
71 Director since July 5, 1995

Attorney and private investor—1990 to present

Professional Highlights:

•  Founding Chairman, National Student Clearinghouse—1994 to 1996; 1997 to 2004

•  Executive Vice President and General Counsel, Student Loan Marketing Association—1984 to 1990; various officer positions—1973 to 1984

•  Secretary, United States Securities and Exchange Commission—1971 to 1973

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2013 to present

•  Trustee, Warren Wilson College Board of Trustees—2003 to present

•  Trustee, Riverside Theatre Board of Trustees—2012 to present

Mr. Hunt’s extensive and deep involvement with the student loan industry and his legal background enable him to bring to the Board of Directors a valuable perspective in the areas of corporate governance, academia, financial services, student/consumer lending and legal and regulatory matters.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Marianne M. Keler	Attorney, Keler & Kershow, PLLC
60 Director since April 30, 2014

Attorney, Keler & Kershow, PLLC—2006 to present

Professional Highlights:

•  Executive Vice President, Consumer Finance, Corporate Strategy & Administration, Sallie Mae—2004 to 2006

•  Senior Vice President & General Counsel, Sallie Mae; President, Student Loan Marketing Association—1997 to 2004; various other positions—1985 to 1997

•  Vice President & Associate General Counsel—1990 to 1997

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2010 to present

•  American University in Bulgaria, Trustee—2000 to present

•  American University in Bulgaria, Board Chair—2006 to 2014

•  Member, Georgetown University Board of Regents—2009 to present

•  Founding Director, National Student Clearinghouse—1993 to 2009

Directorship of other public companies:

•  CubeSmart (NYSE: CUBE)—2007 to present

Ms. Keler’s legal background and experience in the student loan industry and with Sallie Mae bring valuable perspective to the Board of Directors in the areas of student/ consumer lending, legal and corporate governance and higher education.

Jim Matheson	Principal, Squire Patton Boggs
55 Director since March 26, 2015

Principal in the Public Policy Practice, Squire Patton Boggs—2015 to present

Professional Highlights:

•  Member of the United States House of Representatives—2001 to 2015

•  Founder of The Matheson Group—1999 to 2000

•  Consultant, Energy Strategies, Inc.—1991 to 1998

Other Professional and Leadership Experience:

•  Previous service on the U.S. House of Representatives Energy and Commerce Committee—2007 to 2015; Science Committee—2001 to 2011; Financial Services Committee—2003 to 2007, and Transportation and Infrastructure Committee—2001 to 2007

•  Former Chief Deputy Whip for the Democratic Caucus of the U.S. House of Representatives—2011 to 2015

Mr. Matheson’s extensive experience in public policy and financial services enable him to bring to the Board of Directors a valuable perspective in development of business strategies and on public policy and regulatory matters.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Jed H. Pitcher	Former President and Chief Operating Officer of the Regence Group
74 Director since April 30, 2014

Former President and Chief Operating Officer of Regence Group, a healthcare insurance provider—2000 to 2004

Professional Highlights:

•  Former Chairman, President and Chief Executive Officer of Regence Blue Cross Blue Shield of Utah Group—1981 to 2000

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2005 to present

•  Member and Chair, Utah State Board of Regents—2001 to present

•  Director and Chair, Workers Compensation Fund of Utah—1988 to 1997

•  Trustee and Chair, Utah State University Board of Trustees—1991 to 1999

•  Member and Vice Chair, Salt Lake Area Chamber of Commerce Board of Governors—1992 to 1995

•  Director, Westminster College—1987 to 1991

Mr. Pitcher’s extensive leadership experience in the insurance industry enables him to bring valuable insight to the Board of Directors in the areas of finance, business operations and corporate governance.

Frank C. Puleo	Attorney
69 Director since March 20, 2008

Attorney—2006 to present

Professional Highlights:

•  Co-Chair, Global Finance Group, Milbank, Tweed, Hadley & McCloy LLP, a law firm—1995 to 2006; Partner—1978 to 2006

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2013 to present

•  Director, CMET Finance LLC

•  Director, Syncora Capital Assurance Inc.

Directorships of other public companies:

•  Apollo Investment Corporation—2007 to present

•  CIFC Corp—2007 through 2014

Mr. Puleo’s background as a corporate and finance lawyer enables him to bring analytical, legal and financial insight to the Board of Directors in the areas of financial services, capital markets transactions and corporate governance.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Raymond J. Quinlan	Chairman and Chief Executive Officer, Sallie Mae
63 Director since January 16, 2014

Chairman and Chief Executive Officer, Sallie Mae—April 30, 2014 to present

Professional Highlights:

•  Vice Chairman, Sallie Mae—January, 2014 to April 30, 2014

•  Executive Vice President—Banking, CIT Group—2010 to 2013

•  Executive Chairman, Coastal South Bancshares, Inc.—2010

•  Business Manager at Goldman Sachs—2007 to 2008

•  Chief Executive Officer, Retail Division North America, for Citigroup—2005 to 2007

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2014 to present

Directorships of other public companies:

•  Islandsbanki, based in Reykjavik, Iceland—2009 to 2010

•  Doral Financial Company—2008 to 2010

Mr. Quinlan’s extensive background and significant leadership experience in the banking industry allow him to provide business and leadership insight to the Board of Directors in the areas of banking, financial services, business operations and capital markets.

Vivian C. Schneck-Last	Former Managing Director, Global Head of Technology Governance, Goldman Sachs & Company
54 Director since March 26, 2015

Former Managing Director, Global Head of Technology Governance, Goldman Sachs & Company—2009 to 2014

Professional Highlights:

•  Managing Director, Global Head of Technology Business Development, Goldman Sachs & Company—2000 to 2014

•  Managing Director, Global Head of Technology Vendor Management, Goldman Sachs & Company—2003 to 2014

Other Professional and Leadership Experience:

•  Director, CyberCanary—2015 to present

•  Director, Bikur Cholim of Manhattan—2014 to present

•  Committee Member, Jewish Theological Seminary—2012 to 2013

Ms. Schneck-Last’s strategic technology experience and background in technology governance in the financial services field bring valuable perspective to the Board of Directors in risk management and on a broad range of enterprise technology matters.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

William N. Shiebler	Private Investor
73 Director since April 30, 2014

Private Investor—2007 to present

Professional Highlights:

•  Chief Executive Officer of the Americas, Deutsche Asset Management (Deutsche Bank)—2002 to 2007

•  President and Chief Executive Officer, Putnam Mutual Funds, Senior Managing Director, Putnam Investments—1990-1999

•  Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2010 to present

•  Trustee, United States Ski and Snowboard Team—2002 to present

Directorships of other public companies:

•  Calamos Asset Management, Inc.—2012 to present

•  OXiGENE, Inc.—2002 to 2012

•  MasTec Inc.—2001 to 2004

Mr. Shiebler’s extensive experience in the financial services industry and with other public companies allows him to provide valuable insight to the Board of Directors in the areas of finance, portfolio management and business operations.

Robert S. Strong	Former Managing Director, Chairman, Capital Commitments Committee, Bank of America Securities
66 Director since April 30, 2014

Former Managing Director, Chairman, Capital Commitments Committee, Bank of America
Securities—2006 to 2007

Professional Highlights:

•  Former Managing Director, Portfolio Management, Bank of America Securities—2001
to 2006
•  Former Executive Vice President, Chief Credit Officer, JP Morgan Chase Bank—1996
to 2001

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2014 to present
•  Member, Financial Policy Review Board for the State of New Jersey—2013 to present
•  Director, CamberLink Inc.—2013 to present
•  Director, Syncora Capital Assurance Inc.—2009 to present

Mr. Strong’s extensive experience in the banking and financial services industries allows him to provide valuable insight to the Board of Directors in the areas of finance, risk management, portfolio management and business operations.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWELVE NOMINEES NAMED ABOVE.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Sallie Mae is asking stockholders to approve an advisory resolution (commonly referred to as a “say-on-pay” resolution) on its executive compensation as reported in this proxy statement. Sallie Mae urges stockholders to read the “Compensation Discussion and Analysis” section (“CD&A”) of this proxy statement, which describes how its executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of Sallie Mae’s named executive officers.

The NGC Committee of the Board of Directors was created shortly after the April 30, 2014 separation of Navient from Sallie Mae (the “Spin-Off”) and its current members were then appointed. As members of either the Board of Directors of our predecessor company (“Old SLM”) or of Sallie Mae Bank prior to that time, each member of the NGC Committee has had the benefit of working with, and understanding the planning and actions of, the Compensation and Personnel Committee of the Board of Directors of Old SLM (the “Compensation Committee”) in preparation of the Spin-Off. As previously reported in our CD&A in last year’s proxy statement, the Compensation Committee made many of the decisions under Sallie Mae’s executive compensation program reported in this year’s CD&A up to the date of the Spin-Off. Decisions subsequent to the Spin-Off, most notably with respect to the post-Spin-Off changes to the executive compensation program and decisions made thereunder, have been made by the NGC Committee.

The Board of Directors has adopted a policy providing for annual “say on pay” advisory votes. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, Sallie Mae is asking stockholders to approve the following advisory resolution at the Annual Meeting:

“Resolved, that Sallie Mae’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure in this proxy statement.”

This proposal to approve the resolution regarding the compensation of Sallie Mae’s named executive officers requires the affirmative vote of the holders of a majority of the Common Stock present, represented and entitled to vote at the Annual Meeting. Abstentions have the same effect as votes “AGAINST” the matter. Shares not voted on the matter, including broker non-votes, have no direct effect on the matter.

This proposal is not intended to address any specific element of compensation but rather Sallie Mae’s overall compensation policies as they relate to the Company’s named executive officers. Therefore, your vote will not impact or limit any existing compensation or award to any named executive officers. Because your vote is advisory, it is not binding upon the NGC Committee or the Board of Directors, and may not be construed as overruling a decision by the Board of Directors or creating an additional fiduciary duty of the Board of Directors. However, the Board of Directors will, as it has done in the past, carefully evaluate the outcome of the vote when considering future executive compensation decisions. At our 2014 annual meeting of stockholders (the “2014 Annual Meeting”), approximately 98 percent of the votes were cast in favor of the advisory approval of the compensation of Sallie Mae’s named executive officers.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sallie Mae’s independent registered public accounting firm, KPMG LLP (“KPMG”), is selected by the Audit Committee. The Audit Committee has engaged KPMG as Sallie Mae’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Representatives of KPMG are expected to be present at the Annual Meeting and they will have the opportunity to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

This proposal is put before the stockholders because the Board of Directors believes it is a good corporate governance practice to provide stockholders a vote on ratification of the selection of the independent registered public accounting firm.

For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present, represented and entitled to vote at the Annual Meeting. Abstentions have the same effect as votes “AGAINST” the matter. Shares not voted on the matter, including broker non-votes, have no direct effect on the matter. If the appointment of KPMG is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement. Even if the selection of Sallie Mae’s independent registered public accounting firm is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during 2015 if, in its discretion, it determines such a change would be in the Company’s best interests.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS SALLIE MAE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

PROPOSAL 4—APPROVAL OF AMENDMENT TO THE BY-LAWS OF SLM CORPORATION RELATING TO PROXY ACCESS

At our 2014 Annual Meeting, a stockholder-submitted proposal requested the Company to produce and submit to stockholders for approval an amendment to our By-Laws to permit certain stockholder-nominated candidates for election to our Board of Directors to be included in our proxy materials. That proposal received the majority support of our stockholders. In response to the stockholder vote at the 2014 Annual Meeting, our Board of Directors recommends our stockholders approve the following amendment to our By-Laws.

A summary of the proposed amendment to the By-Laws is set forth below. The following description of the proposed By-Law amendment is qualified in its entirety by reference to the text of the proposed amendment, which is attached as Attachment A to this proxy statement.

Stockholder Eligibility to Nominate—The proposed amendment to the By-Laws would permit any stockholder, or group of no more than 20 stockholders, owning 3 percent or more of our outstanding common stock continuously for at least the previous three years who complies with the requirements set forth in the By-Law, to include one director nominee in the Company’s proxy statement for its annual meeting of stockholders.

Number of Stockholder-Nominated Candidates—The maximum number of stockholder-nominated candidates would be equal to 25 percent of the number of seats on the Board of Directors to be filled in the annual election (rounded down to the nearest whole number but not less than one). Based on our current Board of Directors size of twelve directors, the maximum number of stockholder-nominated candidates that we would be required to include in our proxy materials for an annual meeting of stockholders is three. Stockholder-nominated candidates who are nominated under the proxy access procedures that are either later withdrawn or that the Board of Directors subsequently determines to include in the Company’s proxy materials as Board-nominated candidates and any director in office as of the nomination deadline who was previously included in the Company’s proxy materials as a stockholder nominated candidate for either of the two preceding annual elections pursuant to the proxy access procedures whom the Board of Directors decides to renominate for election as a Board of Directors nominee would in each case be counted toward the 25 percent limit. Each nominating stockholder or group of stockholders may nominate one, but not more than one, director. If the number of stockholder-nominated candidates exceeds 25 percent of the number of seats on the Board of Directors to be filled in the annual election, then such candidates would be included in the proxy material in order of the number of shares of Company common stock (largest to smallest) held by each nominating stockholder or group of stockholders until the maximum is reached.

Nominating Procedure—In order to provide adequate time to assess stockholder-nominated candidates, requests to include director nominees in the Company’s proxy materials must be received no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the proposed amendment to the By-Laws relating to proxy access is approved, we intend to amend the advance notice window in Section 8 of the By-Laws for director nominations and other business to not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Section 8 of the By-Laws currently provides for an advance notice window of between 120 days and 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Information Required; Representations and Undertakings—Each stockholder seeking to include a director nominee in the Company’s proxy materials would be required to provide certain information and make certain representations and undertakings at the time of nomination, including:

•	Proof that the nominating stockholder or group of stockholders has held the required number of shares for the requisite period;

•	The stockholder’s notice on Schedule 14N required to be filed with the SEC;

•	The written consent of the stockholder nominee to being named in the proxy statement as a nominee and to serving as a director if elected; and

•

Representations and undertakings regarding the stockholder’s intent and compliance with applicable laws, including the lack of an intent to change or influence control of the Company and an undertaking to assume liability stemming from any violation arising out of any communications by the nominating stockholder with the Company’s stockholders and from the information that the stockholder provides to the Company.

In addition, each stockholder nominee would be required to submit information as necessary to permit the Board of Directors to determine if the stockholder nominee is independent under the listing standards of the principal U.S. exchange upon which the common stock of the Company is listed, any applicable rules of the SEC, or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors.

Calculation of Ownership—In order to ensure the interests of stockholders seeking to include director nominees in the Company’s proxy materials are aligned with those of other stockholders, such nominating stockholder would be considered to own only the shares for which the stockholder possesses the full voting and investment rights and the full economic interest (including the opportunity for profit and risk of loss). Under this provision, borrowed or hedged shares would not count as owned shares, but shares that are held in the name of a nominee or other intermediary may count as owned shares provided the stockholder has retained full economic and voting rights over the shares.

Independence of Stockholder Nominees—A stockholder nominee would not be eligible for inclusion if the Board of Directors determines he or she is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Company is listed, any applicable rules of the SEC, or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors.

Supporting Statement—Stockholders would be permitted to include in the proxy statement a 500-word statement in support of their nominee; however, the Company may omit any information or such statement (or portion thereof) from its proxy materials if it determines the information or statement (or portion thereof) would be materially false or misleading, omits a material fact, or would violate any applicable law or regulation.

Re-Nomination of Stockholder Nominees—Stockholder nominees who are included in the Company’s proxy materials but subsequently withdraw from, or become ineligible or unavailable for, election at the annual meeting of stockholders, or who have not received at least 25 percent of the votes cast in favor of the nominee at the annual meeting of stockholders would be ineligible to be a proxy access nominee for the next two annual meetings of stockholders. In addition, the Company would not be required to include any stockholder-nominated candidates in the proxy materials for any annual meeting of stockholders for which any stockholder has already nominated a director for election pursuant to the advance notice provisions of the By-Laws.

Qualifications of Stockholder Nominees—If the proposed amendment to the By-Laws relating to proxy access is approved, the Board of Directors intends to amend the Company’s Corporate Governance Principles to provide that any director or director nominee would not be qualified to be a director of the Company if he or she: (1) has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past three years; or (2) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years.

Effectiveness and Vote Required—If the proposed amendment to the By-Laws relating to proxy access is approved, it will become effective immediately and proxy access will be available for the next annual meeting of stockholders at which directors are to be elected. The affirmative vote of the holders of at least a majority of the outstanding common stock of the Company is required to approve the amendment to our By-Laws relating to proxy access. Abstentions and shares not voted on the proposal, including broker non-votes, will have the same effect as votes “AGAINST” the proposal.

The actual text of the proposed Article II, Section 9 of the By-Laws is attached as Attachment A. Stockholders are urged to read carefully Attachment A. A copy of the complete By-Laws is available from the Corporate Secretary at corporatesecretary@salliemae.com or Office of the Corporate Secretary, 300 Continental Drive, Newark, Delaware 19713.

Board of Directors Recommendation

UPON THE RECOMMENDATION OF THE NGC COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE BY-LAWS OF SLM CORPORATION RELATING TO PROXY ACCESS.

CORPORATE GOVERNANCE

The Company became the publicly-traded successor to Old SLM just prior to the Spin-Off, pursuant to an internal reorganization undertaken in furtherance of the separation of its consumer banking business from Old SLM’s education loan management, servicing and asset recovery business now held by Navient. As part of that reorganization, the Company adopted the charter and by-laws of Old SLM. However, our corporate governance structure has been changed from that of Old SLM to better align our governance processes with Sallie Mae’s new primary business model as a consumer banking business.

Role and Responsibilities of the Board of Directors

The Board of Directors believes strong corporate governance is critical to achieving Sallie Mae’s performance goals and to maintaining the trust and confidence of investors, employees, regulatory agencies and other stakeholders.

The primary responsibilities of the Board of Directors are to:

•	Review Sallie Mae’s long-term strategies and set long-term performance metrics;

•	Review risks affecting Sallie Mae and its processes for managing those risks, and oversee assignment of various aspects of risk management, compliance, and governance;

•	Select, evaluate, and compensate the Chief Executive Officer and our named executive officers;

•	Plan for succession of the Chief Executive Officer and members of the executive management team;

•	Review and approve Sallie Mae’s annual business plan and multi-year strategic plan and periodically review performance against such plans;

•	Review and approve major transactions and business initiatives;

•	Through its Audit Committee, select and oversee Sallie Mae’s independent registered public accounting firm;

•	Recommend director candidates for election by stockholders; and

•	Evaluate its own effectiveness.

Board Governance Guidelines

The Board of Directors’ Governance Guidelines (the “Guidelines”) are reviewed each year by the NGC Committee, which from time to time will recommend changes to the Board of Directors. The Guidelines are published at www.salliemae.com under “Investors, Corporate Governance” and a written copy may be obtained by contacting the Corporate Secretary at corporatesecretary@salliemae.com. The Guidelines, along with Sallie Mae’s By-Laws, embody the following governance practices, among others:

•	A majority of the members of the Board of Directors must be independent directors and all members of the Audit and NGC Committees must be independent.

•

All directors stand for re-election each year. Directors are elected under a majority vote standard in uncontested elections. Absent a waiver granted by the Board of Directors, directors are not eligible for nomination after reaching age 75.

•	The Board of Directors currently combines the roles of Chairman of the Board of Directors and Chief Executive Officer. We also have a Lead Independent Director elected by the Board of Directors.

•

Each regularly scheduled Board of Directors meeting concludes with an executive session in which only members of the Board of Directors participate. Each regularly scheduled committee meeting also generally concludes with an executive session presided over by the committee chair.

•	We maintain stock ownership and retention guidelines for directors and executive officers.

•	The Board of Directors and its committees conduct performance reviews annually.

•	The Board of Directors and its committees may engage their own advisors.

During 2014, the Board of Directors amended the Guidelines to reflect the post-Spin-Off modifications to the committee structure as discussed below in “Board Committees” and to further define the responsibilities of the Lead Independent Director now that the offices of Chairman of the Board of Directors and Chief Executive Officer have been combined. The Guidelines were also amended to reflect the Board of Directors’ expectation that directors attend continuing director education programs regarding matters relevant to the Company and its business.

Board Leadership Structure

Raymond J. Quinlan now serves as Chairman of the Board of Directors and our Chief Executive officer. The Board of Directors believes Mr. Quinlan is best situated to serve as Chairman of the Board of Directors based upon his significant consumer banking experience. In addition, the Board of Directors believes Mr. Quinlan’s combined roles as Chairman of the Board of Directors and Chief Executive Officer position him to identify effectively Sallie Mae’s strategic priorities and lead discussions on the execution of Company strategy. Mr. Quinlan’s industry-specific experience and expertise allow him to direct effectively discussions and focus decision-making on those items most important to Sallie Mae’s overall success.

While the Board of Directors currently believes combining Chairman of the Board of Directors and Chief Executive Officer duties is essential to Sallie Mae’s overall strategic development, it continues to be aware that one of its responsibilities is to oversee Company management and make performance, risk and compensation related decisions regarding management. To balance appropriately the Board of Directors’ focus on strategic development with its management oversight responsibilities, the Board of Directors has continued the position of Lead Independent Director. Immediately after the 2014 Annual Meeting, Mr. Child was designated by the Board of Directors as the Lead Independent Director. The Lead Independent Director and the Chair of the NGC Committee are now responsible for leading the annual performance review of the Chief Executive Officer. In addition, the Lead Independent Director will continue to act as an active liaison between management and Sallie Mae’s independent directors, maintaining frequent contact with both Mr. Quinlan to advise him on the progress of the Board of Directors’ committee meetings, and with individual independent directors concerning developments affecting the Company. Through the role of an active, engaged Lead Independent Director, the Board of Directors believes its leadership structure is appropriately balanced between promoting Sallie Mae’s strategic development with the Board of Directors’ management oversight function. The Board of Directors also believes its leadership structure has created an environment of open, efficient communication between the Board of Directors and management, enabling the Board of Directors to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to Sallie Mae.

Director Independence

For a director to be considered independent, the Board of Directors must determine the director does not have any direct or indirect material relationship with Sallie Mae. The Board of Directors has adopted the Guidelines, which embody the corporate governance principles and practices of the Company. The Guidelines include the standards for determining director independence which conform to the independence requirements of the NASDAQ listing standards.

The Board of Directors has determined that all of the individuals who served as a director during 2014 and all nominees standing for election at the Annual Meeting, other than Mr. Quinlan, our Chief Executive Officer, and Mr. Joseph A. DePaulo, our former Executive Vice President of Banking and Finance who resigned his position on the Board of Directors on May 28, 2014 and left employment as an executive officer of Sallie Mae effective June 13, 2014 are independent of Sallie Mae.

Each member of the Board of Directors’ Audit and NGC Committees is independent within the meaning of the NASDAQ listing standards, SEC Exchange Act Rule 10A-3 and Sallie Mae’s own director independence standards set forth in the Guidelines.

Board, Committee and Annual Meetings Attendance

Following the Spin-Off, our newly constituted Board of Directors met seven times in 2014. Each of the then-serving directors attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. Directors are expected to attend the Annual Meeting, and all then-serving members of the Board of Directors attended the Annual Meeting in June 2014.

Board Committees

The Company’s Board of Directors established the following standing committees following the Spin-Off to assist in its oversight responsibilities: Audit; Nominations, Governance and Compensation (“NGC”); Risk; Executive and Strategic Planning; and Preferred Stock. Each committee is governed by a Board-approved written charter, which is evaluated annually and which sets forth the respective committee’s functions and responsibilities. Membership of each of the committees was established shortly after the Spin-Off.

The Board of Directors implemented the following changes to its corporate governance structure at the time of the Spin-Off:

•	Combined its prior (i) Compensation and Personnel Committee, and (ii) Nominations and Governance Committee into a Nominations, Governance, and Compensation Committee;

•	Eliminated the Finance and Operations Committee; and

•	Formed a new Risk Committee.

During 2014, annual work-plans were created from the charters of the Audit, NGC, and Risk Committees so that responsibilities of each committee would be addressed at appropriate times throughout the year. For the Preferred Stock Committee, the responsibilities were determined by the respective Certificates of Designation of each series of preferred stock. Agendas for committee meetings are developed based on each committee’s work-plan and all other current matters the committee chair or management believes should be addressed at the meeting. The chair of each committee provides regular reports to the Board of Directors regarding the subject of the committee’s meetings and any committee actions.

The following table sets forth the membership and number of meetings held for each committee of the newly constituted Board of Directors during the post-Spin-Off period in 2014.

	Audit Committee	Nominations, Governance, and Compensation Committee	Risk Committee	Executive and Strategic Planning Committee	Preferred Stock Committee
Paul G. Child	*		*
Carter Warren Franke		*	*	*
Earl A. Goode		*	*	X Co-Chair
Ronald F. Hunt	*	*
Marianne M. Keler	*
Raymond J. Quinlan				X Co-Chair
Jed H. Pitcher	X	*			*
Frank C. Puleo			X	*
William N. Shiebler		X		*	*
Robert S. Strong	*		*		X
Number of Meetings Since April 30, 2014	6	8	4	1	1

X	= Chair

*	= Committee Member

On March 26, 2015, the Board of Directors appointed Jim Matheson and Vivian C. Schneck-Last as independent directors of the Company, effective immediately. In connection with the appointments, the Board of Directors also voted to increase the number of Board of Directors seats from eleven to twelve. Mr. Matheson was appointed to the Nominations, Governance, and Compensation Committee. Ms. Schneck-Last was appointed to the Risk, and Executive and Strategic Planning Committees.

Audit Committee.    During 2014, the Audit Committee assisted the Board of Directors in fulfilling its responsibilities by providing oversight relating to: (1) the integrity of Sallie Mae’s financial statements; (2) the Company’s system of internal controls; (3) the qualifications, performance and independence of Sallie Mae’s independent registered accounting firm; (4) the performance of the Company’s internal audit function; (5) risks related to Sallie Mae’s compliance, legal and regulatory matters; and (6) the review of related persons transactions. In addition, the Audit Committee prepares the report of the Audit Committee for Sallie Mae’s annual proxy statement, as required by the SEC. During 2014, the Board of Directors determined Mr. Child, Mr. Pitcher, and Mr. Strong each qualified as an “Audit Committee Financial Expert” as set forth in Item 401 of Regulation S-K. During 2014, none of the Audit Committee members served on the audit committee of more than three public companies.

Nominations, Governance, and Compensation (“NGC”) Committee.    At the time of the Spin-Off, the Board of Directors combined Old SLM’s previously existing Compensation and Personnel Committee with the Nominations and Governance Committee to form the NGC Committee. There was complete overlap of the membership of the two prior Old SLM committees. The NGC Committee adopted a charter that combined the roles and responsibilities of these committees. Pursuant to the provisions of its charter, the primary responsibilities of the NGC Committee during 2014 were to: (1) approve or recommend, as appropriate, compensation, benefits and employment arrangements for Sallie Mae’s Chief Executive Officer, executive officers with a title of Executive Vice President and higher and other named executive officers (“Executive Management” or “NEOs”), and independent members of the Board of Directors; (2) review and approve benefit plans, compensation plans and incentive plans applicable to Executive Management; (3) review, approve and administer all equity-based plans of the Company; (4) supervise the administration of employee benefit plans of Sallie Mae as required by law or the plan terms or as otherwise appropriate; (5) receive periodic reports regarding the Company’s compensation programs as they relate to all employees; (6) review Sallie Mae’s management development and recommend to the Board of Directors succession plans applicable to Executive Management; (7) review and consider current and developing compensation and personnel related topics as appropriate; (8) prepare the report of the NGC Committee for inclusion in this proxy statement, as required by the SEC; (9) review the risks arising from Sallie Mae’s compensation policies and practices to determine whether such policies and practices are reasonably likely to have a material adverse effect on the Company; (10) assist the Board of Directors in establishing appropriate standards for the governance of Sallie Mae, the operations of the Board of Directors and the qualifications of directors; (11) identify individuals qualified to become directors and recommend to the Board of Directors the director nominees for each annual meeting of stockholders; and (12) supervise the evaluation of the Board of Directors and its committees and review and recommend changes to the Guidelines to the Board of Directors.

The NGC Committee considers NEO and director compensation on an annual basis. After consultation with the Lead Independent Director and other independent directors, the NGC Committee sets Chief Executive Officer and NEO compensation. The NGC Committee also makes recommendations to the Board of Directors regarding director compensation.

Risk Committee.    The Board of Directors established the Risk Committee following the Spin-Off. The Risk Committee assists the Board of Directors by providing oversight with respect to the following: (1) the Company’s major risk areas, including Credit, Funding & Liquidity, Market, Compliance/Regulatory, Legal, Operational, Reputational/Political, and Governance; (2) the Company’s risk management framework, including the policies, procedures, processes, internal controls, and resources related to the assessment and management of its major risks; (3) the risk governance structure, roles and responsibilities established within the Company to support the risk management framework; and (4) the Company’s risk appetite, including regular review of identified risk appetite statements and processes for monitoring of limits. The Board of Directors determined Mr. Child, Ms. Warren Franke, Mr. Pitcher, Ms. Schneck-Last, and Mr. Strong each qualified as a “Risk Management Expert” as such term is defined by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and the rules and regulations promulgated thereunder.

Executive and Strategic Planning Committee.    Following the Spin-Off, the Board of Directors re-designated the previously existing Executive Committee as the Executive and Strategic Planning Committee and revised the committee’s charter to align the committee’s role and purpose with Sallie Mae’s new business model. Significantly, the charter was revised to remove the Committee’s plenary power to take action on behalf of the full Board of Directors. The purpose of the newly constituted Executive and Strategic Planning Committee is to engage the Chief Executive Officer and senior management of the Company in the strategic planning process, exchange information and ideas to develop proposals regarding the Company’s long-term strategic agenda initiatives, and to report on such proposals to the Board of Directors.

Preferred Stock Committee.    The Preferred Stock Committee monitors and evaluates proposed actions of Sallie Mae that may impact the rights of holders of the Company’s outstanding preferred stock, including the payment of dividends on the preferred stock.

Committee charters are available at www.salliemae.com under “Investors, Corporate Governance.” Stockholders may obtain a written copy of a committee charter by contacting the Corporate Secretary at corporatesecretary@salliemae.com or SLM Corporation, 300 Continental Drive, Newark, Delaware 19713.

All members of the Board of Directors also serve as members of the board of directors of our wholly-owned subsidiary, Sallie Mae Bank (the “Bank”) and its committees. The Bank board of directors has standing Audit, NGC and Risk committees with identical membership as their Company counterparts. Separately, the Compliance Committee of the Bank board of directors was established in 2014 and has oversight over the establishment of standards related to our monitoring and control of legal and regulatory compliance risks and the qualification of employees overseeing these risk management functions.

Status of 2014 Stockholder Proposals

Proxy Access

At our 2014 Annual Meeting, we included in the Company’s proxy statement an advisory stockholder proposal regarding the adoption of a “proxy access” by-law that would require the Company to include in proxy materials prepared for an annual meeting of stockholders at which directors are to be elected the name, disclosure and statement of any person nominated for election to the Board of Directors by a stockholder or group of stockholders that meets the criteria set forth in the proposal.

At the time of issuance of the Company’s proxy statement with respect to its 2014 Annual Meeting, our Board of Directors had separately put forward a proposal requesting stockholders approve an amendment to the Company’s Certificate of Incorporation (the “Certificate”) to eliminate cumulative voting, and made no recommendation to stockholders regarding the proxy access by-law proposal. Subsequent to the distribution of the Company’s 2014 Proxy Statement, the Company in a Supplement to the Proxy Statement for the 2014 Annual Meeting released on June 13, 2014 encouraged stockholders to vote for the elimination of cumulative voting and made the following statement:

The Sallie Mae Board strives to be attentive and responsive to its stockholders. While our Board of Directors chose not to make a recommendation in regards to the proxy access proposal, the Board is not against adoption of proxy access. The Board does however believe that the coexistence of cumulative voting, proxy access and majority voting (which would occur if ISS recommendations are followed) would cause confusion and less than transparent corporate governance. Finally, we note that if the Company stockholders approve the proxy access stockholder proposal also on the ballot, the Nominations, Governance and Compensation Committee of our Board of Directors will propose and recommend proxy access for adoption at our annual meeting in 2015. Any such proposal will include the elimination or suspension of cumulative voting. The Board believes that any implementation of proxy access would further reduce, if not eliminate, any need for or benefit of having cumulative voting since stockholders could obtain access to the nomination process for directors.

The elimination of cumulative voting and the advisory stockholder proposal for proxy access were each approved at our 2014 Annual Meeting by the requisite number of votes.1 Consequently, our NGC Committee and Board of Directors are, in accordance with the prior statement of the Company, now proposing and recommending our stockholders vote for Proposal No. 4, which we believe is substantially similar to the advisory stockholder proposal on proxy access put forth by stockholders for consideration at our 2014 Annual Meeting.

Disclosure of Lobbying Expenditures and Contributions

At our 2014 Annual Meeting, we included in the Company’s proxy statement an advisory stockholder proposal regarding the disclosure of lobbying expenditures and contributions. The proposal requested the Board of Directors authorize the preparation of a report disclosing, among other things, payments used by the Company for direct, indirect or grassroots lobbying and the Company’s membership in and payments to any tax-exempt organization that writes or endorses model legislation. The proposal received approval from less than an affirmative vote of at least a majority of the votes present, represented and entitled to be voted on the matter, with abstentions having the same effect as votes against the proposal. The proposal did receive more votes cast in favor of the proposal than against the proposal.

We comply with federal, state and local lobbying registration and disclosure requirements, and we do not engage in grassroots lobbying. The Company’s current policy on political activities is publicly available on our website and sets forth the principles regarding the Company’s stance on political contributions and activities. Our NGC Committee periodically reviews our legislative priorities and lobbying activities.

We believe it is important our stockholders understand the extent to which the Spin-Off has affected our political lobbying expenditures and activities. Post-Spin-Off, we are a significantly smaller and much more focused banking enterprise. We do not engage in various servicing and collection activities on behalf of the federal government or its agencies, nor do we compete for federal or state government contracts. Old SLM’s political action committee, or PAC, all of its assets and all of its activities were assumed and taken over by Navient in connection with the Spin-Off. At this time, we have one long-term, experienced employee engaged full-time in lobbying activities exclusively related to matters that directly or indirectly affect the

Private Education Loan2 industry and the Company’s mission. Our involvement with industry associations is currently very limited and restricted to committee participation focused on the Private Education Loan industry or consumer protection

[1]	The proxy access proposal passed by a majority of votes cast, and the amendment to the Certificate of Incorporation eliminating cumulative voting passed by a majority of shares outstanding.
[2]	We use “Private Education Loans” to mean education loans to students or their families that are not issued, insured or guaranteed by any state or federal government.

regulation related to the same. In the first quarter of 2015, the Company’s expenditures relating to lobbying activities were $60,000, as compared to $1,250,000 in the first quarter of 2014 by Old SLM prior to the Spin-Off.3

Since the beginning of the year, we have engaged with the corporate governance representatives of stockholders representing a majority of our outstanding common stock about last year’s proposal and the current state of our government affairs, activities, and plans. Our communications effort resulted in valuable feedback from these stockholders on the matter and have informed our plans.

During the remainder of 2015 we expect to work closely with the NGC Committee to review and reconsider our existing policies, procedures and decision-making approaches to government relations and political lobbying efforts. We also intend to promptly re-establish a Company PAC. Consequently, at this time we do not believe the preparation and dissemination of any additional reports on these matters would provide any meaningful information to our stockholders. Nor do we believe producing a report prior to reaching conclusions on these important matters with the NGC Committee is prudent. We will continue to consider the value to stockholders of additional reporting of our political activities to our stockholders as our activities evolve during 2015, and review this matter with the NGC Committee in early 2016. We will continue to evaluate our existing policies and reports on our participation in the political process and continue to comply with all applicable laws and regulations on disclosure of those activities.

Compensation Consultant and Independence

Pearl Meyer & Partners LLC has served as our independent compensation consultant (the “Compensation Consultant”) for all periods described in this proxy statement. The Compensation Consultant was retained by the Compensation Committee of Old SLM prior to the Spin-Off, and its retention was thereafter reaffirmed by the NGC Committee following the Spin-Off (for purposes of simplicity, references hereafter in this section to the NGC Committee also include the Compensation Committee for periods prior to the Spin-Off). The Compensation Consultant reported directly to the NGC Committee and the NGC Committee retained authority to replace the Compensation Consultant or hire additional consultants at any time. A representative of the Compensation Consultant attended meetings of the NGC Committee, as requested, and communicated with the chair of the NGC Committee; however, the NGC Committee made all decisions regarding the compensation of Sallie Mae’s NEOs. The Compensation Consultant also provided various executive compensation services to the NGC Committee pursuant to a written consulting agreement with the NGC Committee. Generally, these services included advising the NGC Committee on the principal aspects of Sallie Mae’s executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our compensation program design. During 2014, the Compensation Consultant performed the following services:

•	Recommended a peer group of companies for benchmarking executive and director compensation;

•	Provided market-relevant information as to the composition of director and executive compensation;

•	Provided an update on legislative and regulatory changes that affect director and executive compensation;

•	Provided views on the reasonableness of amounts and forms of director and executive compensation;

•	Assisted the NGC Committee with incentive plan design decisions;

•	Reviewed drafts and commented on the Compensation Discussion and Analysis and related compensation tables for the proxy statement; and

•	Identified trends and gave presentations on executive compensation trends and external developments.

[3]	Based on information contained in Quarterly Lobbying Reports filed by the Company pursuant to the Lobbying Disclosure Act of 1995, as amended, for the first quarters of 2014 and 2015, respectively.

On February 10, 2015, the NGC Committee considered the independence of the Compensation Consultant in light of SEC rules and NASDAQ listing standards. The NGC Committee received a statement from the Compensation Consultant addressing the consulting firm’s independence, including the following factors: (1) other services provided to Sallie Mae by the Compensation Consultant; (2) fees received by the Compensation Consultant from Sallie Mae as a percentage of the Compensation Consultant’s total revenue; (3) policies or procedures maintained by the Compensation Consultant to prevent a conflict of interest; (4) any business or personal relationship between the individual consultants managing the Sallie Mae relationship and any member of the NGC Committee; (5) any business or personal relationship between the individual consultants managing the Sallie Mae relationship, or the Compensation Consultant itself, and executive officers of Sallie Mae; and (6) any Sallie Mae stock owned by the individual consultants managing the relationship with Sallie Mae. The NGC Committee discussed these considerations and concluded the work of the Compensation Consultant did not raise any conflict of interest. For more information on the NGC Committee and the Compensation Consultant, please see the CD&A section in this proxy statement.

The Board of Directors’ Role in Risk Oversight

The Board of Directors and its committees oversee Sallie Mae’s overall strategic direction, including setting risk management philosophy, tolerance and parameters, and establishing procedures for assessing the risks of each business line as well as the risk management practices the management team develops and utilizes. Management escalates to the Board of Directors, its Risk Committee, and other committees any significant departures from established tolerances and parameters and reviews new and emerging risks. During 2014, the Board of Directors committees monitored the following risks:

•

The Risk Committee provided oversight over the Company’s major risk areas, including Credit, Funding & Liquidity, Market, Compliance, Regulatory, Legal, Operational, Reputational/Political, and Governance;

•

The Audit Committee had oversight over the establishment of standards related to Sallie Mae’s monitoring and control of legal risks and risks associated with the Company’s financial reporting functions, disclosure controls, and internal controls over financial reporting; and

•

The NGC Committee monitored Board of Directors processes and corporate governance-related risks, and supervised Sallie Mae’s compensation programs to ensure they did not incentivize excessive risk-taking.

The Board of Directors and senior management have also undertaken significant work to establish that all functions, policies and procedures transferred to Sallie Mae Bank (the “Bank”) in the Spin-Off are sufficient to meet currently applicable bank regulatory standards. We continue to prepare for our expected growth and designation of the Bank as a “large bank,” which will entail enhanced regulatory scrutiny. For 2014, the following key initiatives have been completed:

Creation of Board-level Risk and Compliance Committees.    In connection with the Spin-Off, we have created additional Board-level committees at the Company and the Bank to provide more focused resources and oversight with respect to the continuing development of our enterprise risk management functions and framework, as well as our consumer protection regulatory compliance management system.

Significant Additions to Management Team and Risk Functions.    We hired a new Chief Executive Officer, Chief Audit Officer, and Chief Risk Officer, all with extensive experience in the banking and financial services industries. In 2014, we have doubled our Internal Audit staff through experienced external hires. In addition, our new Chief Risk Officer is in the process of enhancing the talent and capabilities of the Enterprise Risk Management organization.

Continuing Development of our Internal Controls Environment.    During 2014, our management and Board of Directors reviewed and approved the Enterprise Risk Management Framework and Policy, the Risk Appetite Statement and related metrics, thresholds and limits. Our Chief Risk Officer is responsible for maintaining the Enterprise Risk Management Framework and its components across the organization to identify, remediate, control and monitor significant risks. Additionally, the internal risk oversight committee structure has been revised to achieve greater clarity and to consolidate decision making. Prior management committees have been incorporated into the Enterprise Risk Committee and its sub-committees.

The Compliance Committee of the Sallie Mae Bank board of directors annually approves our Corporate Compliance Plan, has responsibility for considering significant breaches of our Code of Business Conduct, and receives regular reports from executive management team members responsible for the regulatory and compliance risk management functions.

Risk Assessment of Compensation Policies

Sallie Mae has formed the management-level Incentive Compensation Plan Committee (“ICP Committee”) to oversee Sallie Mae’s incentive compensation plans. The ICP Committee is comprised of a cross-functional team of Sallie Mae’s senior officers from human resources, risk, compliance, and legal to exercise risk oversight over its incentive compensation plans. The ICP Committee’s responsibilities include oversight of the annual risk review and assessment of Sallie Mae’s incentive compensation plans to ensure the Company’s employees are not incented to take inappropriate risks which could impact Sallie Mae’s financial position and controls, reputation and operations; and to develop policies and procedures to ensure the Company’s incentive compensation plans are designed to achieve its business goals within acceptable risk parameters. The ICP Committee periodically reports to the NGC Committee on the controls and reviews of Sallie Mae’s incentive compensation plans. In 2014, the ICP Committee conducted risk assessments of Sallie Mae’s incentive compensation plans to ascertain any potential material risks that may be created by those plans. Post-Spin-Off, the total number of such plans have reduced from 217 to 27. The ICP Committee presented its findings to the NGC Committee and the NGC Committee agreed with its conclusion that the risks were within Sallie Mae’s ability to effectively monitor and manage, were not reasonably likely to have a material adverse effect on the Company, and were not likely to promote excessive risk taking.

Nominations Process

The NGC Committee considers for nomination to the Board of Directors candidates recommended by stockholders and Board of Directors members. The NGC Committee may also engage third-party search firms to assist in identifying director candidates. Candidates are evaluated based on the needs of the Board of Directors and Sallie Mae at that time, given the then-current mix of Board of Directors members. The Board of Directors seeks representation that reflects gender, ethnic and geographic diversity as reflected in the Guidelines. The NGC Committee, through its charter, is charged with reviewing the composition and diversity of the Board of Directors, and as part of the process, the NGC Committee incorporates into the Board of Directors’ annual evaluation process opportunity for each Board of Directors member to provide input regarding the current and desired composition of the Board of Directors and desired attributes of Board of Directors members. The minimum qualifications and attributes the NGC Committee believes a director nominee must possess include:

•	Knowledge of the business of Sallie Mae;

•	Proven record of accomplishment;

•	Willingness to commit the time necessary for Board of Directors service;

•	Integrity and sound judgment in areas relevant to the business;

•	Impartiality in representing stockholders;

•	Ability to challenge and stimulate management; and

•	Independence.

The NGC Committee considers and evaluates candidates recommended by stockholders in the same manner it considers and evaluates all other director candidates. To recommend a candidate, stockholders should send, in writing, the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Chairman of the NGC Committee at corporatesecretary@salliemae.com or c/o Corporate Secretary, SLM Corporation, 300 Continental

Drive, Newark, Delaware 19713. The stockholder should also include his or her contact information and a statement of his or her share ownership. The nomination deadline for the 2015 Annual Meeting has now closed. A stockholder wishing to nominate a candidate must comply with the notice and other requirements described under “Stockholder Proposals for the 2016 Annual Meeting” in this proxy statement.

Stockholder Communications with the Board

Stockholders and other interested parties may submit communications to the Board of Directors, the non-management directors as a group, the Lead Independent Director or any other individual member of the Board of Directors by contacting the Lead Independent Director in writing at corporatesecretary@salliemae.com or c/o Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, Delaware 19713.

Code of Business Conduct

The Company has a Code of Business Conduct that applies to Board of Directors members and all employees, including the chief executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct is available on the Company’s website (www.salliemae.com under “Investors, Corporate Governance”) and a written copy is available from the Corporate Secretary. The Company intends to post amendments to or waivers of the Code of Business Conduct, if any, (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer or any director) at this location on its website.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firms for 2014 and 2013

Aggregate fees billed for services performed for Sallie Mae by its independent accountant, KPMG, for fiscal years ended December 31, 2014 and 2013, are set forth below.

	2014	2013
Audit Fees	$1,819,490	$3,827,670
Audit-Related Fees	200,000	3,258,122
Tax Fees	588,850	612,963
All Other Fees	—	—
Total	$2,608,340	$7,698,755

Audit Fees.    Audit fees include fees for professional services rendered for the audits of the consolidated financial statements of Sallie Mae and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit-Related Fees.    Audit-related fees include fees for assurance and other services related to service provider compliance reports, trust servicing and administration reports, internal control reviews, and attest services that are not required by statute or regulation.

Tax Fees.    Tax fees include fees for federal and state tax compliance, and tax consultation services.

All Other Fees.    All other fees for the fiscal years ended December 31, 2014 and December 31, 2013 were $0.

Pre-Approval Policies and Procedures

The Audit Committee has a policy that addresses the approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires all services to be provided by the

Company’s independent registered public accounting firm be pre-approved by the Audit Committee or its Chair. Each approval of the Audit Committee or the Chair of the Audit Committee must describe the services provided and set a dollar limit for the services. The Audit Committee, or its Chair, pre-approved all audit and non-audit services provided by KPMG during 2014. Reporting is provided to the Audit Committee regarding services the Chair of the Audit Committee pre-approved between committee meetings. The Audit Committee receives regular reports from management regarding the actual provision of all services by KPMG. No services provided by our independent registered public accounting firm were approved by the Audit Committee pursuant to the “de minimis” exception to the pre-approval requirement set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management and Sallie Mae’s independent registered accounting firm, KPMG LLP, the Company’s audited financial statements as of and for the year ended December 31, 2014. The Audit Committee also discussed with KPMG LLP the matters under Public Company Accounting Oversight Board standards, including among other things, matters related to the conduct of the audit of our financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP the firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Audit Committee

Jed H. Pitcher, Chair

Paul G. Child

Ronald F. Hunt

Marianne M. Keler

Robert S. Strong

OWNERSHIP OF COMMON STOCK

The following table provides information about each stockholder known to Sallie Mae to beneficially own more than five percent of the outstanding shares of our Common Stock, based solely on the information filed by each such stockholder in 2015 for the year ended December 31, 2014, on Schedule 13G, as amended, as applicable under the Exchange Act. As of February 28, 2015, the Company had 424,904,045 outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Shares(1)	Percent(1)
Goldman Sachs Asset Management(2) 200 West Street New York, NY 10282	48,399,966	11.4%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	46,642,679	11.0%

Barrow, Hanley, Mewhinney & Strauss, LLC(4) 2200 Ross Avenue 31st Floor Dallas, TX 75201-2761	35,207,067	8.32%

FMR LLC(5) 245 Summer Street, Boston, Massachusetts 02210	34,475,941	8.147%

AllianceBernstein LP(6) 1345 Avenue of the Americas New York, N.Y. 10105	28,980,561	6.8%

The Bank of New York Mellon Corporation(7) One Wall Street, 31st Floor New York, New York 10286	23,711,842	5.6%

Jennison Associates LLC(8) 466 Lexington Avenue New York, NY 10017	22,235,958	5.3%

Prudential Financial, Inc.(9) 751 Broad Street Newark, New Jersey 07102-3777	22,546,815	5.3%

(1)

Based on information in the most recent Schedule 13G or Schedule 13G amendment, as the case may be, filed with the Securities and Exchange Commission pursuant to the Exchange Act with respect to holdings of the Company’s common stock as of December 31, 2014. Percentages are based on computations contained in the Schedule 13G or Schedule 13G amendment of the reporting entity.

(2)

Goldman Sachs Asset Management reported shared power to vote or to direct the vote for 41,737,749 shares of Common Stock and shared power to dispose of or direct the disposition of 48,399,966 shares of Common Stock.

(3)

BlackRock, Inc. reported the sole power to vote or direct the voting for 44,104,054 shares of Common Stock and the sole power to dispose of or direct the disposition of for 46,642,679 shares of Common Stock.

(4)

Barrow, Hanley, Mewhinney & Strauss, LLC reported sole power to vote or direct the vote for 11,732,146 shares of Common Stock, shared power to vote or to direct the vote for 23,474,921 shares of Common Stock and sole power to dispose or to direct the disposition of 35,207,067 shares of Common Stock.

(5)

FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson, through their control of the subsidiaries of FMR LLC, have the sole power to direct the voting of 3,782,822 shares of common stock and the sole power to dispose of or direct the disposition of 34,475,941 shares of Common Stock.

(6)

AllianceBernstein LP reported the sole power to vote or direct the voting for 24,656,855 shares of Common Stock, the sole power to dispose of or direct the disposition of for 28,974,661 shares of Common Stock, and the shared power to dispose of or direct the disposition of 5,900 shares of Common Stock.

(7)

The Bank of New York Mellon Corporation reported the sole power to vote or direct the voting for 18,405,435 shares of Common Stock, shared power to vote or direct the voting for 530 shares of Common Stock, the sole power to dispose of or direct the disposition of for 23,506,958 shares of Common Stock, and shared power to dispose of or direct the disposition of 204,376 shares of Common Stock.

(8)

Jennison Associates LLC reported the sole power to vote or direct the voting for 21,706,896 shares of Common Stock and shared power to dispose of or direct the disposition of 22,235,958 shares of Common Stock.

(9)

Prudential Financial, Inc. reported the sole power to vote or direct the voting for 1,175,403 shares of Common Stock, shared power to vote or direct the voting for 20,842,360 shares of Common Stock, the sole power to dispose of or direct the disposition of 1,175,403 shares of Common Stock, and shared power to dispose of or direct the disposition of 21,371,412 shares of Common Stock.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of Sallie Mae’s Common Stock by: (i) our current directors and nominees; (ii) the NEOs listed in the Summary Compensation Table; and (iii) all of the Company’s current directors and executive officers as a group. Under SEC rules, beneficial ownership for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options). Information is provided as of February 28, 2015, unless noted otherwise. The beneficial owners listed have sole voting and investment power with respect to shares beneficially owned, except as to the interests of spouses or as otherwise indicated.

	Shares(1)	Vested Options(2)	Total Beneficial Ownership	Percent of Class
Director Nominees
Paul G. Child	7,706	181	7,887	*
Carter Warren Franke	6,053	—	6,053	*
Earl A. Goode	44,261	90,399	134,660	*
Ronald F. Hunt(3)	237,457	90,119	327,576	*
Marianne M. Keler(4)	31,078	1,406	32,484	*
Jim Matheson(5)	—	—	—	—
Jed H. Pitcher(6)	12,601	4,511	17,112	*
Frank C. Puleo	48,238	49,619	97,857	*
Raymond J. Quinlan	75,570	—	75,570	*
Vivian C. Schneck-Last(5)	—	—	—	—
William N. Shiebler(7)	9,041	1,359	10,400	*
Robert S. Strong	6,053	—	6,053	*
Named Executive Officers
Laurent C. Lutz, Jr.	194,290	184,418	378,708	*
Steven J. McGarry(8)	57,658	34,931	92,589	*
Jeffrey F. Dale	—	—	—	—
Charles P. Rocha	22,961	68,668	91,629	*
Joseph A. DePaulo(9)	121,004	267,856	388,860	*
John F. Remondi(10)	482,311	1,370,989	1,853,300	*
Current Directors and Officers as a Group	1,356,282	2,164,456	3,520,738	0.83%

(1)	Includes unvested Restricted Shares and RSUs that will vest within 60 days of February 28, 2015 as follows: Mr. Lutz—31,117.

(2)

Shares that may be acquired within 60 days of February 28, 2015, through exercise of vested stock options. Net settled options are shown on a “spread basis” and if not in-the-money shown as 0. Traditional stock options are included in this column on a one-to-one basis, the majority of which are currently underwater. The number of traditional stock options for each individual are as follows: Mr. Goode 47,380; Mr. Hunt—47,100; Mr. Pitcher—3,000; and Mr. Puleo 6,600.

(3)

Includes 139,263 shares held in a margin account and are therefore considered “pledged as security.” No loan is outstanding. Share total also includes 48,067 shares credited as phantom stock units to a deferred compensation plan account.

(4)	Includes 22,070 shares held in trust. These shares are held in a margin account and are therefore considered “Pledged as a security.” No loan is outstanding.

(5)	Mr. Matheson and Ms. Schneck-Last joined the Board of Directors on March 26, 2015.

(6)	Includes 2,633 shares held in trust.

(7)	Includes 1,027 shares held in trust.

(8)	Includes 110 shares credited as phantom stock units due to a deferred compensation plan account, and 2,140 shares held in a 401(k) account.

(9)	Represents Mr. DePaulo’s ownership as of June 13, 2014. Mr. DePaulo’s share ownership includes 1,740 shares held in custodial accounts for his children.

(10)	Represents Mr. Remondi’s ownership as of April 30, 2014.

EXECUTIVE OFFICERS

Our executive officers are appointed annually by the Board of Directors. The following sets forth biographical information concerning Sallie Mae’s executive officers who are not directors. Biographical information for Mr. Quinlan is included in Proposal 1—Election of Directors.

Name and Age	Position and Business Experience
Laurent C. Lutz, Jr. 54

•   Executive Vice President, General Counsel and Corporate Secretary, SLM Corporation—May 2012 to present; Executive Vice President and General Counsel, SLM Corporation—January 2011 to May 2012

•   Chief Legal Officer and Corporate Secretary, BearingPoint, Inc., a global management and technology consulting firm—March 2006 to December 2008. On February 27, 2009, BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code

Steven J. McGarry 57

•   Executive Vice President and Chief Financial Officer, SLM Corporation—May 2014 to present; Senior Vice President—Corporate Finance and Investor Relations, SLM Corporation—June 2013 to April 2014; Senior Vice President—Investor Relations, SLM Corporation—June 2008 to June 2013

Charles P. Rocha 53

•   Executive Vice President and Chief Marketing Officer, SLM Corporation—February 2015 to present; Senior Vice President and Chief Marketing Officer, SLM Corporation—February 2013 to February 2014; Senior Vice President—Student Lending Sales & Marketing, SLM Corporation—September 2009 to January 2013

•   Senior Vice President—Strategic Integration Executive, Bank of America—2008 to 2009

Jeffrey F. Dale 53

•   Senior Vice President and Chief Risk Officer, SLM Corporation—July 2014 to present

•   North American Group Risk Director, Citigroup—February, 2009 to July 2014; Divisional Risk Officer, Lloyds TSB—July, 2006 to February, 2009

EXECUTIVE COMPENSATION

NOMINATIONS, GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The Nominations, Governance, and Compensation Committee (the “NGC Committee”) of the Company’s Board of Directors was created shortly after the Spin-Off and we were then appointed. As prior members of either the Company’s or the Bank’s Board of Directors, we had the benefit of working with, and understanding the planning and actions of, the predecessor Compensation and Personnel Committee of Old SLM’s Board of Directors (the “Compensation Committee”) in preparation for the Spin-Off. The Compensation Committee made many of the decisions under the Company’s executive compensation program reported in this Compensation Discussion and Analysis (“CD&A”). Decisions subsequent to the Spin-Off, most notably in respect to the post-Spin-Off changes to the executive compensation program and decisions made thereunder, have been made by us.

In connection with the Spin-Off, we entered into an employee matters agreement with Navient which allocates responsibility with respect to certain employee compensation matters. The Company is responsible for all compensation expense related to salaries, equity awards and annual bonuses paid or payable for 2014 to the NEOs that remained with the Company after the Spin-Off. Navient is responsible for all one-off cash bonuses paid to those NEOs prior to the Spin-Off, including those paid in recognition of its completion. As described below, equity awards held by NEOs at the time of the Spin-Off have been adjusted to reflect the effects of the Spin-Off and to preserve the market value of the original equity awards. For purposes of eligibility and vesting under the adjusted awards, our NEOs are credited with service for any period of employment with either Sallie Mae or Navient.

The extent of the transformative changes to the Company brought about by the Spin-Off cannot be overstated. The Spin-Off resulted in a Company with slightly more than ten percent of the total assets, liabilities and business of Old SLM but completely focused on a consumer banking franchise. Since May 1, 2014 the Company has made significant changes to its senior management team, including the appointment of Raymond J. Quinlan as our Chairman of the Board of Directors and Chief Executive Officer; establishment of fully staffed loan collection, servicing and customer advocacy operations independent from Navient; hiring of approximately 260 employees; and centralizing all functions and oversight of its Private Education Loan business within its wholly owned subsidiary bank, Sallie Mae Bank (the “Bank”). While the Company’s compensation philosophy and objectives have remained the same, this year we concluded that in the near term we should carefully tailor the Company’s executive compensation program to make the objectives of pay-for-performance and retention of top executives our highest priorities.

The NGC Committee recognizes many of our recent decisions are, like the current state of the Company, transitional in nature. We will continue to revisit and revise our executive compensation approach, goals and metrics as the Company’s business evolves in the coming years. For 2014 and 2015 we have intentionally placed greater emphasis on simplicity, transparency and making clearer connections between individual performance and compensation. We recognize the critical and immediate importance of successfully completing the build-out of operational, financial and risk oversight capabilities independent from Navient, even though these efforts may not translate immediately into the achievement of short-term corporate financial targets.

We also recognize that while one of the key objectives of the Spin-Off was to allow our stockholders, including our executives, the opportunity to share in the full value created by the Spin-Off, doing so necessarily resulted in complex reallocations of existing equity award values among Navient and SLM equity awards at the same time as the Company was making significant internal promotions to key senior executives to secure its future success. Against this backdrop, we believe that in the near term the possible uncertainties associated with issuing long-term equity-based incentive awards that utilize financially-based, corporate performance targets create an unacceptable retention risk in light of the Company’s limited stand-alone historical performance and relatively new senior executive team.

In conclusion, we have reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, we have recommended to the Board of Directors its inclusion herein and its incorporation by reference in the Company’s Annual Report on Form 10-K for the year ending December 31, 2014.

NGC Committee*

William N. Shiebler, Chair

Carter Warren Franke

Earl A. Goode

Ronald F. Hunt

Jed H. Pitcher

*	On March 26, 2015, Jim Matheson became a member of the NGC Committee. Mr. Matheson did not participate in any deliberations or decisions reflected in the CD&A.

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of this Compensation Discussion and Analysis (“CD&A”), references to “SLM Corporation,” “Sallie Mae,” the “Company,” “we,” “our” or “us” with respect to any period prior to the date of the Spin-Off means and refers to SLM Corporation as constituted prior to the Spin-Off, and the same references with respect to any period on or after the date of the Spin-Off means and refers to SLM Corporation, the stand-alone consumer banking business as constituted after the Spin-Off. Additionally, with respect to pre-Spin-Off periods, SLM Corporation is also sometimes referred to herein as “Old SLM.”

2014 Performance

As set forth in more detail below, the Company met or exceeded most of its financial goals in the eight months following the Spin-Off, and led its compensation peer group in total shareholder return for 2014. The NGC Committee took this performance into account in making compensation decisions.

Compensation Philosophy and Objectives

The philosophy underlying our executive compensation program is to provide a competitive total compensation program tied to performance and aligned with the interests of our stockholders. Our objective is to recruit and retain high quality executives and staff necessary to deliver continuously high stockholder value. Our NGC Committee believes performance must always be evaluated and compared against the goals of the business and assessed in the context of the market and business conditions in which we operate.

In 2014, we used the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

•

Pay-for-performance.    A portion of the total compensation of our executives is earned based on achievement of enterprise-wide goals that impact stockholder value. In 2014, we also emphasized achievement of individual performance goals to a greater degree due to emphasis on completing the Spin-Off.

•	Retention of top executives. Our executives should have base salaries and benefits that are competitive and permit us to attract, motivate and retain those executives who drive our success.

•	Reward long-term growth and focus management on sustained success and stockholder value creation. Compensation of our executives is heavily weighted toward long term equity-based incentives.

•	Align compensation with stockholder interests. The interests of our executives should be linked with those of our stockholders through the risks and rewards of the ownership of our common stock.

•	Competitive benefits and limited perquisites. We strive to provide competitive employee benefits and limited perquisites.

Although in this CD&A we describe our programs in the context of our executives, it is important to note our programs generally have broad eligibility and, therefore, in most cases apply to senior executive populations outside the NEOs as well. The most notable exception to this approach relates to those specific NEO one-time bonus, severance and retention payments described herein made in connection with the Spin-Off.

Achievement of 2014 Management Objectives

Post Spin-Off, we set out five major goals for the remainder of the year to create shareholder value. They were: (1) prudently grow Private Education Loan assets and revenues; (2) maintain our strong capital position; (3) complete necessary steps to permit the Bank to independently originate and service Private Education Loans; (4) continue to expand the Bank’s capabilities and enhance risk oversight and internal controls; and (5) manage operating expenses while improving efficiency and customer experience.

The following describes our performance relative to each of these goals.

Prudently Grow Private Education Loan Assets and Revenues

We continued to pursue managed growth in our Private Education Loan portfolio in 2014 by leveraging our Sallie Mae and Upromise brands and our relationships with more than two thousand colleges and universities while sustaining the credit quality of, and percentage of cosigners for, new originations. We originated $4.1 billion in new loans in 2014, compared with $3.8 billion in 2013. We also continued to help our customers manage their borrowings and succeed in their repayment, which we expect will result in lower charge-offs and provision for loan losses.

Maintain Our Strong Capital Position

The Bank’s goal is to remain well-capitalized at all times. The Bank is required by its regulators, the UDFI and the FDIC, to comply with mandated capital ratios. The Company is a source of strength for the Bank. The Board of Directors and management evaluated the change in the Bank’s ownership structure, the quality of assets, the stability of earnings, and the adequacy of the allowance for loan losses and believe that current and projected capital levels are appropriate at December 31, 2014. As of December 31, 2014, the Bank had a Tier 1 leverage ratio of 11.5 percent, a Tier 1 risk-based capital ratio of 15.0 percent and total risk-based capital ratio of 15.9 percent, exceeding the current regulatory guidelines for well capitalized institutions by a significant amount.

Complete Necessary Steps to Permit the Bank to Independently Originate and Service Private Education Loans

On April 30, 2014, we completed our plan to legally separate into two distinct publicly traded entities—an education loan management, servicing and asset recovery business, Navient, and a consumer banking business, SLM Corporation. On October 13, 2014, we completed the operational separation of our servicing platforms and related personnel from Navient and launched our new customer service operation. At the time of this filing, the Bank continues to rely on Navient for loan origination capabilities provided under a transition services agreement entered into with Navient in connection with the Spin-Off. The key project remaining to complete the Bank’s full separation from Navient is the separation of these origination functions. We are currently in the process of completing and testing a new loan originations platform. Our objectives are to implement, complete and begin use of the new loan originations platform in the first half of 2015. While the Bank is not at risk of losing access to Navient’s originations platform for 2015 and beyond, completing the full separation of the Bank’s operations from Navient resources is one of our top goals for 2015.

Continue to Expand the Bank’s Capabilities and Enhance Risk Oversight and Internal Controls

Since the beginning of the year we have added approximately 720 employees to the Bank, primarily through transfers of the Company’s or its subsidiaries’ existing employees, complemented by external hires. We have also undertaken significant work to establish that all functions, policies and procedures transferred to the Bank in the Spin-Off are sufficient to meet currently applicable bank regulatory standards. We continue to prepare for our expected growth and designation of the Bank as a “large bank,” which will result in enhanced regulatory scrutiny. For 2014, the following key initiatives have been completed.

Creation of Board-level Risk and Compliance Committees.    In connection with the Spin-Off, we have created additional Board-level committees at the Company and the Bank to provide more focused resources and oversight with respect to the continuing development of our enterprise risk management functions and framework, as well as our consumer protection regulatory compliance management system.

Significant Additions to Management Team and Risk Functions.    We hired a new Chief Executive Officer, Chief Audit Officer, and Chief Risk Officer, all with extensive experience in the banking and financial services industries. In 2014, we have doubled our Internal Audit staff through experienced external hires. In addition, our new Chief Risk Officer is in the process of enhancing the talent and capabilities of the Enterprise Risk Management organization.

Continuing Development of our Internal Controls Environment.    During 2014, our management and Board of Directors reviewed and approved the Enterprise Risk Management Framework and Policy, the Risk Appetite Statement and related metrics, thresholds and limits. Our Chief Risk Officer is responsible for maintaining the Enterprise Risk Management Framework and its components across the organization to identify, remediate, control and monitor significant risks. Additionally, the internal risk oversight committee structure has been revised to achieve greater clarity and to consolidate decision making. Prior management committees have been incorporated into the Enterprise Risk Committee and its sub-committees.

Enhanced Compliance with Consumer Protection Laws.    As part of our compliance with the terms of the 2014 FDIC Order discussed elsewhere, we made significant changes and enhancements to our compliance management systems and program in 2014. This work will be ongoing through 2015.

Enhanced Vendor Management Function.    As part of the transition and development of the Bank’s capabilities in connection with the Spin-Off, we undertook a full review and redesign of our vendor management function. While Navient will, over time, cease to be the Bank’s dominant, third-party vendor, the number of third-party vendors on whom we rely and the volume of work we obtain from them has increased significantly.

Manage Operating Expenses While Improving Efficiency and Customer Experience

In 2014 we incurred the costs of the Spin-Off and related operational separation as well as expenses associated with having to add additional employees to fully staff up as a stand-alone company. Throughout this process we remained disciplined in our expenditures while making sure we are making the necessary investments to improve our customer experience. We will measure our effectiveness by our efficiency ratio. Our efficiency ratio is calculated as operating expense, excluding restructuring and other reorganization expenses, divided by net interest income after provision for loan losses and other income. For the year ended December 31, 2014 this ratio was 43 percent compared with 40 percent from the year-ago period. Our long-term objective is to achieve steady declines in this ratio over the next several years as the balance sheet and revenue grows to a level commensurate with our loan origination platform and we control the growth of our expense base.

Elements of Compensation

The compensation program in 2014 for our NEOs consisted of seven elements. These elements, as well as the reasons why each was chosen and the ways in which each achieves our compensation objectives, are described below:

Compensation Element	Objective	Type of Compensation
Base salary	To provide a base level of cash compensation for senior executives based on level and responsibility.	Fixed cash compensation. Reviewed annually and adjusted as appropriate.

Annual incentive bonus	To encourage and reward senior executives for achieving annual corporate performance and individual goals.

Variable compensation. Primarily performance based. Payable in a combination of cash and Restricted Stock Units (“RSUs”). RSUs are subject to transfer restrictions and lapse in equal increments over a maximum of three years.

Long-term equity-based incentives	To motivate and retain senior executives by aligning their interests with that of stockholders through sustained performance and growth.

Multi-year variable compensation. Generally granted annually. Prior to the Spin-Off, NEOs received a combination of Performance Stock Units (“PSUs”) and stock options. The PSU amounts to be determined based on cumulative “core earnings” were converted to RSUs in connection with the Spin-Off. The stock options, as adjusted for the effects of the Spin-Off, remain outstanding. For additional information see Attachment B to this proxy statement. For post-Spin-Off 2014 awards and 2015 awards we intend to utilize RSUs ratably vesting over three years. The NGC Committee will reconsider the form of these long-term equity-based incentives for 2016. For additional information see section below titled “Post-Spin-Off Changes to Executive Compensation.”

Health, Welfare and Retirement benefits	To promote employee health and protect financial security.	Fixed compensation. Company subsidies and matching contributions, respectively.

Deferred Compensation Plan and Supplemental 401(k) Savings Plan	To provide retirement planning opportunities.

Provided Benefit. The Sallie Mae Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Supplemental 401(k) Savings Plan offer a variety of investment choices, none of which represents an above-market return. We did not make contributions to the Deferred Compensation Plan on behalf of executives during 2014.

Severance benefits	To maintain continuity of management in light of major restructurings or after a change of control and provide temporary income following involuntary terminations of employment other than for cause.

Fixed cash compensation-based severance payments. Equity awards generally continue to vest on their terms after changes of control or involuntary terminations other than for cause. For more information, see “Arrangements with NEOs—Severance Plans” below.

Perquisites	To provide business-related benefits to assist in attracting and retaining key executives.

Fixed compensation. Consists primarily of reimbursement of ordinary and reasonable business expenses, executive physical examinations and, in limited instances, automobile and temporary housing allowances.

How Our Compensation Decision Are Made

Participant	Roles

Board of Directors

•   Independent members establish Chief Executive Officer’s compensation based on findings and recommendations of NGC Committee and Lead Independent Director.

•   Receives report from NGC Committee with respect to annual Management Incentive Plan (“MIP”) target achievement and bonus pool funding.

NGC Committee

•   Sets annual MIP targets and approves NEO individual performance goals at the beginning of each year.

•   Establishes annual long-term equity-based incentive plan for senior executives, including NEOs.

•   Retains independent compensation consultant on annual basis.

•   Establishes peer group for comparative compensation data purposes.

•   Participates with Lead Independent Director in the annual performance and compensation review of the Chief Executive Officer and recommendation to the Board of Directors.

•   Reviews and approves all aspects of NEO compensation.

•   Certifies annual achievement of MIP targets, aggregate MIP bonus pool, and NEO individual performance goals.

Lead Independent Director	• Participates in development and delivery of Chief Executive Officer’s performance and compensation review.

NGC Committee Chair

•   Participates in development and delivery of Chief Executive Officer’s performance and compensation review.

•   Participates with Chief Executive Officer in final review and approval of all individual MIP and long-term incentive awards to all eligible senior executives other than NEOs.

Chief Executive Officer

•   Reviews performance of all other NEOs with NGC Committee and makes recommendations with regard to their salaries, bonuses and long-term incentive awards.

•   Participates with NGC Committee Chair in final review and approval of all individual MIP and long-term incentive awards to all eligible senior executives other than NEOs.

Compensation Consultant

•   Assists the NGC Committee in the review and oversight of all aspects of our executive compensation programs, particularly as relates to the development and interpretation of peer group membership and compensation data and the design and implementation of executive compensation programs in light of prevailing regulatory and market practices.

Committee Interlocks and Insider Participation

All members of the pre-Spin-Off Compensation Committee and the current NGC Committee were or are independent directors, and no member was an employee of Sallie Mae. During 2014, none of our executive officers served on a compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the NGC Committee.

Peer Group Analysis

To recruit and retain high-performing executives, our compensation program must be competitive with the compensation opportunities provided by companies with whom we compete for executive talent. The NGC Committee works with the independent compensation consultant to select a financial services peer group for purposes of identifying and considering comparative compensation data in determining compensation of our Chief Executive Officer and other NEOs. The current peer group being utilized for purposes of setting NEO compensation components for 2015 is as follows:

Peer Group
Aircastle Limited EverBank Financial Corp. Prosperity Bancshares, Inc. Valley National Bancorp. BankUnited, Inc. Hancock Holding Co. Signature Bank	World Acceptance Corp. Credit Acceptance Corp. National Penn Bancshares, Inc. TAL International Group, Inc. East West Bancorp, Inc. Old National Bancorp UMB Financial Corp.

The NGC Committee believes it is appropriate to continuously monitor relative compensation amounts with respect to the same peer group used by management and the Board of Directors for financial performance comparisons, and given the unique business and growth outlook for the Company, this peer group likely remains subject to further review and revision.

Post-Spin-Off Changes to Executive Compensation

The NGC Committee has spent significant time in 2014 considering how to tailor our existing compensation programs to best retain and reward employees in light of the ongoing transformational changes precipitated by the Spin-Off, particularly with respect to the Company’s senior executives, many of whom were recently promoted or hired. The Compensation Committee and the NGC Committee also considered the results of the annual “say on pay” advisory vote of stockholders, which received the approval of approximately 98 percent of the shares present in person or represented by proxy and entitled to vote on the matter at each of our 2013 and 2014 annual meetings of stockholders.

The following discussion summarizes the most significant changes to executive compensation implemented post-Spin-Off in 2014.

Increased Focus on Individual Performance Goals

After the Spin-Off, the NGC Committee adopted separate but similar MIPs for NEOs and senior executives (the “Post-Spin-Off MIPs”) maintaining the same general MIP format and corporate performance targets the Company has utilized historically, adjusted to reflect the Company’s business outlook and plans for the remainder of 2014. However, the Post-Spin-Off MIPs place added emphasis on defining and achieving specific individual performance goals by business and operational area and attributes increasing percentages of total MIP compensation to achievement of those individual goals at descending levels of seniority.

The maximum bonus pool payable under our Post-Spin-Off MIPs for covered executives and our NEOs, respectively, are now equal to the sum of each participant’s target bonus amount multiplied by a specified funding payout percentage. For purposes of insuring deductibility of compensation expense under section 162(m) of the U.S. Internal Revenue Code, the pool funding is determined by reference to a specific objective performance trigger. For 2014, the trigger was Core Earnings Per Share which was $0.42, resulting in the maximum MIP bonus pool funding. The NGC Committee then exercises discretion to further adjust a participant’s MIP award amount to reflect relative achievement of the corporate targets contained in the Post-Spin-Off MIPs described below, as well as particular individual performance goals. The MIP bonus pool funding was not indicative of the actual awards made to participants.

Notwithstanding the bonus pool funding, the maximum award level that can be given to any covered executive, including any NEO, under the plans remains subject to final determination by the NGC Committee or its delegated subcommittee. MIP awards for our NEOs continue to be primarily determined using the corporate targets contained in the Post-Spin-Off MIP described below. Likewise, aggregate awards under the Post-Spin-Off MIPs were largely determined by reference to the Post-Spin-Off MIP metrics.

Short-Term Stability in Long-Term, Equity-Based Incentive Awards

Prior to the Spin-Off, NEO long-term equity-based incentive awards consisted primarily of PSUs vesting and settling based on level of achievement of multi-year “core earnings” metrics, and stock options vesting over several years with vesting of a portion of the options subject to the achievement of pre-established stock price targets. For the remainder of 2014 and 2015, the NGC Committee determined to grant long-term, equity-based incentive awards to our NEOs and senior executives in time-vesting restricted stock units or RSUs vesting over a three year period. The NGC Committee’s decision was based in part on the view that over the near term, establishing and improving the share price of the Company’s Common Stock suitably aligns the interests of our investors and our management and also because of concerns that immediately introducing additional complexity and uncertainty into long-term performance targets could produce unacceptable retention risks among our senior executives, many of whom were recently promoted or hired.

The Spin-Off created a company with slightly more than ten percent of the total assets, liabilities and business of Old SLM, significantly altered the Company’s market capitalization, and made meaningful one- and three-year historical comparisons to its own past performance or to the total shareholder returns of its peers challenging at best. It also resulted in significant complex changes to existing equity awards that, while intended to provide our executives the opportunity to share in the full value created by the Spin-Off at both the Company and Navient, also reallocated existing award values among Navient and SLM equity awards. Against this backdrop, the NGC Committee concluded that in the near term the uncertainties associated with setting long-term financially-based performance targets creates an unacceptable retention risk for our senior executives, many of whom were recently promoted or hired. The NGC Committee will continue to review performance-based compensation design in light of the Company’s performance against its three-year plan in 2015 and reconsider the inclusion of more financially tailored long-term performance-based targets in equity-based incentive awards to be issued 2016.

Allocation of Compensation

The NEOs’ total compensation for 2014 consisted of annual base salaries, annual bonuses under the Pre- and Post-Spin-Off MIPs paid in cash and RSUs, special one-time bonuses associated primarily with the completion of the Spin-Off, and long-term incentive awards of RSUs. Set forth below are the percentages of total 2014 compensation allocated to annual base salaries, target annual bonuses under the Pre- and Post-Spin-Off MIPs and long-term incentive awards of RSUs for Mr. Quinlan and for Messrs. McGarry, Rocha and Dale as a group.

(1) Excludes one-off cash bonuses paid by Navient to the NEOs prior to the Spin-Off and special long-term incentive awards of time-vesting RSUs granted to Messrs. Quinlan and Dale in connection with their hiring.

(2) Excludes Messrs. Remondi and DePaulo, who departed Sallie Mae in 2014, and Mr. Lutz, whose employment agreement provides for a different compensation program intended to induce Mr. Lutz to remain with Sallie Mae long-term after the Spin-Off. Mr. Lutz’s compensation is described in the section titled “Arrangements with Named Executive Officers—Employment Terms—Mr. Lutz”.

Fixed compensation consists of the NEOs’ annual base salaries. Variable compensation consists of the annual bonuses under the Pre- and Post-Spin-Off MIPs, and the long-term incentive RSU awards that vest over a three-year period provided the NEO remains employed by Sallie Mae or Navient, as the case may be.

Chief Executive Officer Compensation Summary

On January 16, 2014, Raymond J. Quinlan became our Vice Chairman, and was appointed to the Boards of Directors of the Company and the Bank. Mr. Quinlan assumed the roles of Chairman of the Board of Directors and Chief Executive Officer of both of the Company and the Bank, effective upon the Spin-Off.

For 2014, the material financial terms of Mr. Quinlan’s employment are as follows:

•	An annual base salary of $600,000.

•

An annual target bonus of 150 percent of base salary. Mr. Quinlan fully participated in both the Pre- and Post- Spin-Off MIPs and received aggregated bonuses amounting to $1,350,000 thereunder, payable 50 percent in cash and 50 percent in RSUs with transfer restrictions that lapse in one-third increments on each of the next three anniversaries of their issuance.

•	A Spin-Off related bonus of $60,000.

•

A long-term equity-based incentive award with a grant value of approximately $2,270,000, which took the form of RSUs two-thirds of which were granted on February 4, 2014 and one-third of which was granted on May 1, 2014.

•	A one-time signing equity grant of RSUs in the amount of $1,300,000 issued on January 21, 2014 that vest in one-third increments on December 31, 2014, 2015, and 2016.

Named Executive Officers

For the fiscal year ended December 31, 2014, our named executive officers (“NEOs”) were:

•	Raymond J. Quinlan, Chairman of the Board of Directors and Chief Executive Officer;

•	Laurent C. Lutz, Jr., Executive Vice President, General Counsel and Corporate Secretary;

•	Steven J. McGarry, Executive Vice President and Chief Financial Officer;

•	Charles P. Rocha, Executive Vice President and Chief Marketing Officer;

•	Jeffrey F. Dale, Senior Vice President and Chief Risk Officer;

•	John F. Remondi, Former President and Chief Executive Officer; and

•	Joseph A. DePaulo, Former Executive Vice President of Banking and Finance.

Upon the Spin-Off, on April 30, 2014, Mr. Remondi resigned as our President and Chief Executive Officer to assume the same positions at Navient, and Mr. Quinlan became our Chairman of the Board of Directors and Chief Executive Officer.

On June 13, 2014, Mr. DePaulo exercised his right to terminate his employment for “Good Reason,” pursuant to the terms of the Company’s existing Executive Severance Plan for Senior Officers and resigned as a member of the Board of Directors. In connection with his termination of employment, Mr. DePaulo received a cash severance payment of $1,752,809 consisting of the severance provided pursuant to the terms of the Executive Severance Plan and $469,409 paid in connection with his Pre-Spin-Off 2014 MIP bonus. In accordance with the terms of his outstanding equity awards, Mr. DePaulo’s termination of employment was treated as a termination without misconduct, and his equity awards continue to vest pursuant to the terms of the applicable award agreements.

Mr. Lutz remained an NEO for the entire year. Mr. McGarry was promoted from Senior Vice President—Corporate Finance and Investor Relations to Executive Vice President and Chief Financial Officer in connection with the Spin-Off. Mr. Rocha and Mr. Dale were both designated as NEOs subsequent to the Spin-Off by the NGC Committee and the Board of Directors.

2014 Management Incentive Plans: Pre- and Post-Spin-Off

The Compensation Committee established a Pre-Spin-Off 2014 MIP that was applied for the four months ended April 30, 2014 and our NGC Committee then established a Post-Spin-Off 2014 MIP for the eight-month period beginning May 1, 2014 and ending December 31, 2014.

For the Pre-Spin-Off 2014 MIP, five corporate performance goals were utilized in establishing the plan. Those goals entailed the following:

•	“Core Earnings”[3] (for the Pre-Spin-Off 2014 MIP);

•	“Core Earnings Per Share” (for the Post-Spin-Off 2014 MIP);

•	Private Education Loan originations;

•	Operating expenses;

•	Private Education Loan delinquency rates; and

•	Private Education Loan charge-offs.

Minimum, target, and maximum achievement levels were set for each performance goal and a weight assigned to each performance goal based on its relative importance to the Company’s overall operating plan.

As previously noted, the NGC Committee has placed added emphasis on valuing achievement of individual performance goals. Therefore, the Post-Spin-Off MIP used Core EPS as the performance goal for establishing its funding pool, and a combination of corporate and individual performance goals were used to guide the NGC Committee in its exercise of downward discretion for determining the final awards to the NEOs. Minimum, target, and maximum achievement levels were set for the Core EPS performance goal. The Core EPS target for the Post-Spin-Off MIP funding was $0.42. The Post-Spin-Off MIP used the same five corporate performance goals as the Pre-Spin-Off MIP with achievement levels and weightings determined separately by the NGC Committee post-Spin-Off.

Consequently, 2014 MIP awards for our NEOs must be computed with reference to both Pre-and Post-Spin-Off 2014 MIPs, as well as additional amounts attributable to achievement of individual performance goals.

3 For a description of how we calculate “Core Earnings” and for a reconciliation of “Core Earnings” to the nearest comparable GAAP measure, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Core Earnings” in the Company’s 2014 Form 10-K.

Pre-Spin-Off MIP Computations

In early 2014, the Compensation Committee and our then Chairman of the Board of Directors reviewed our relative achievement of each of the previously identified corporate performance goals approved by the Compensation Committee and after discussions with our then Chief Executive Officer determined the aggregate achievement of the corporate performance goals was attained at a level of 113.5 percent of the targets set under the Pre-Spin-Off MIP. Our total performance “score” of 113.5 percent was determined based on the level of achievement of each corporate performance goal multiplied by the applicable weighting for such goal. The following chart provides more information regarding the key components and computations under the plan.

Corporate Performance Goal	Pre-Spin-Off Target	Pre-Spin-Off Actual Performance	Pre-Spin-Off Award Factor	Pre-Spin-Off Weighting	Corporate Pre-Spin-Off Performance Score
Core Earnings	$0.523	$0.55	118.0%	35.0%	41.3%
Private Credit Loan Originations	$1,500 million	$1,530 million	110.0%	25.0%	27.5%
Operating Expenses (net of reorganization expenses)	$255 million	$263 million	84.3%	15.0%	12.6%
Traditional Private 90+ Day Delinquency	3.20%	2.91%	129.0%	12.5%	16.1%
Traditional Private Charge-Offs	$177 million	$166 million	127.5%	12.5%	15.9%

Total					113.5%

Applying the corporate performance score of 113.5 percent to the bonus target set for each NEO produced the bonus payments under the Pre-Spin-Off MIP set forth below.

Named Executive Officer	Target Bonus as % of Base Salary	2014 Full Year Target Bonus $ Amount		2014 Pre-Spin-Off Target Bonus $ Amount*	2014 Pre-Spin-Off Bonus Payment at 113.5% of Target Bonus
Mr. Quinlan	150%	$900,000		$295,890	$335,836
Mr. McGarry	125%	$468,750		$154,110	$174,914
Mr. Lutz	150%	$787,500		$258,904	$293,856
Mr. Dale	100%	$—		$—	$—
Mr. Rocha	125%	$468,750		$154,110	$174,914
Mr. Remondi	150%	$500,000	**	$500,000	$567,500
Mr. DePaulo	150%	$262,500	**	$262,500	$297,938

*	Amounts are pro-rated based on the four-month period beginning January 1, 2014 and ending April 30, 2014.

**	Full year target amounts for Messrs. Remondi and DePaulo are pro-rated based on eligibility ending April 30, 2014.

Messrs. Quinlan, McGarry, Remondi, DePaulo and Lutz’s Pre-Spin-Off 2014 MIP awards were paid 50 percent in cash and 50 percent in vested RSUs. Mr. Rocha’s Pre-Spin-Off 2014 MIP award was paid 80 percent in cash and 20 percent in vested RSUs. The vested RSU portions of the NEOs’ 2014 MIP awards carry transfer restrictions that lapse in equal increments over the next three years.

Post-Spin-Off MIP Computations

In January and February 2015, the NGC Committee and the Lead Independent Director reviewed our relative achievement of the previously identified bonus pool funding and corporate performance goals approved by the NGC Committee and, after discussions with our Chief Executive Officer, determined that for the eight months ended December 31, 2014 the bonus pool funding should be at the maximum level and the aggregate achievement of the corporate performance goals was attained at a level of 95.5 percent of the targets set under the Post-Spin-Off MIP.

To determine final awards, the NGC Committee exercised downward discretion from the bonus pool funding level to reduce the NEOs’ bonus payouts under the 2014 Post-Spin-Off MIP funding pool to more precisely correlate the achievement of both corporate and individual performance goals. Our corporate performance “score” of 95.5 percent was determined based on the level of achievement of each corporate performance goal multiplied by the applicable weighting for such goal. The following chart provides more information on the computation of this score.

Corporate Performance Goal	Post-Spin-Off Target	Post-Spin-Off Actual Performance	Post-Spin-Off Award Factor	Post-Spin-Off Weighting	Post-Spin-Off Corporate Performance Score
Core Earnings Per Share	$0.420	$0.422	101.1%	35%	35.4%
Private Education Loan Originations	$4,000 million	$4,076 million	108.4%	25%	27.1%
Operating Expenses (net of reorganization expenses)	$280 million	$278.2 million	102.2%	25%	25.6%
Private 60+ Day Delinquency (as a % of loans in repayment)	0.38%	0.77%	0.0%	10%	0.0%
Gross Private Defaults	$22.0 million	$14.4 million	150.0%	5%	7.5%

Total					95.5%

Applying the corporate performance score of 95.5 percent and the NGC Committee’s assessment of NEO individual achievement, the bonus payment to each NEO under the Post-Spin-Off 2014 MIP and their components are set forth below. Messrs. Remondi and DePaulo departed Sallie Mae in 2014 and therefore were not eligible for bonus payments under the Post-Spin-Off 2014 MIP. Pursuant to his employment agreement, Mr. Lutz is not eligible for participation in the Post-Spin-Off 2014 MIP.

Named Executive Officer	% of Base Salary	2014 Full Year Target Bonus $ Amount	2014 Post-Spin- Off Target Bonus $ Amount*	2014 Post-Spin-Off Corporate Performance Bonus Component	2014 Post- Spin-Off Individual Performance Bonus Component	2014 Post-Spin- Off Total Bonus
Mr. Quinlan	150%	$900,000	$604,110	$461,540	$552,625	$1,014,165
Mr. McGarry	125%	$468,750	$314,640	$240,385	$149,700	$390,086
Mr. Lutz	—	$787,500	$—	$—	$—	$—
Mr. Dale	100%	$400,000	$350,000	$—	$—	$350,000
Mr. Rocha	125%	$468,750	$314,640	$240,385	$169,700	$410,086

*	Amounts are pro-rated based on the eight-month period beginning May 1, 2014 and ending December 31, 2014.

**	Mr. Dale’s offer letter states that he is eligible to participate in the 2014 MIP and has a guaranteed minimum bonus of $350,000.

Messrs. Quinlan and McGarry’s Post-Spin-Off 2014 MIP awards were paid 50 percent in cash and 50 percent in vested RSUs. Mr. Dale’s Post-Spin-Off 2014 MIP award was paid 60 percent in cash and 40 percent in vested RSUs. Mr. Rocha’s Post-Spin-Off 2014 MIP award was paid 60 percent in cash and 40 percent in vested RSUs. The vested RSU portions of the NEOs’ 2014 MIP awards carry transfer restrictions that lapse in equal increments over the next three years.

Individual Performance of NEOs—Post-Spin-Off 2014—MIP

In its January and February 2015 meetings, the NGC Committee, our Lead Independent Director, and our compensation consultant reviewed current and proposed compensation, including long-term incentive awards, for the Company’s NEOs compared to the Peer Group. In establishing NEO compensation, the NGC Committee reviewed the individual performance of our NEOs, including how their performance contributed to the achievement of 2014 management objectives.

The 2014 Post-Spin-Off individual performance bonus components set forth in the table above for Messrs. Quinlan, McGarry and Rocha reflect in part their unique, one-time contributions to the successful execution of significant transition projects post-Spin-Off in 2014. These projects included the full separation of our servicing and collections capabilities from Navient, the sale of approximately $1.1 billion in Private Education Loans and exceeding our 2014 Private Education Loan origination targets even as the preparation, execution and completion of the Spin-Off were occurring. These transition bonuses were intended by the NGC Committee to be comparable in purpose and significance to those Spin-Off-related payments previously made by the Compensation Committee to Messrs. Remondi, Lutz and DePaulo for their contributions to the design and execution of the Spin-Off and their additional responsibilities and contributions to the Company in 2014. For a detailed description of these Spin-Off related payments, see below at “Compensation Discussion & Analysis—Spin-Off Related Payments”.

Named Executive Officer	% of Base Salary	2014 Full Year Target MIP Bonus $ Amount	2014 Total MIP Bonus	2014 Total Bonus as % of Target Bonus	Additional Spin-Off Related Bonuses
Mr. Quinlan	150%	$900,000	$1,350,000	150%	$60,000
Mr. McGarry	125%	$468,750	$565,000	121%	$27,500
Mr. Lutz	150%	$787,500	$293,856	—	$500,000
Mr. Dale	100%	$400,000	$350,000	—	—
Mr. Rocha	125%	$468,750	$585,000	125%	$32,500
Mr. Remondi	150%	$500,000	$567,500	—	$200,000
Mr. DePaulo	150%	$262,500	$297,938	—	$400,000

Long-Term Incentive Programs

In early February 2014, the Compensation Committee approved 2014 long-term incentive awards for our then NEOs. On February 4, 2014 two-thirds of these awards were issued in the form of RSUs that were converted at the time of the Spin-Off into RSUs relating solely to the common stock of the NEO’s post-Spin-Off employer. While approved in amount, the timing and form of the remaining one-third of the value of the awards was left to the Navient and Company successors to the Compensation Committee to determine. The Company subsequently granted the remaining one-third of the 2014 awards immediately after the Spin-Off

In the fall of 2014, the NGC Committee took up the matter of the design of the Company’s first, post-Spin-Off long-term incentive plan to be utilized in 2015. As previously described, the NGC Committee determined to utilize RSUs vesting in one-third increments over each of the three anniversaries of the grant dates of the RSUs. The NGC Committee also determined to review and consider alternative forms of long-term, equity-based incentive awards for 2016 after full completion of the post-Spin-Off transition. On February 10, 2015, the NGC Committee granted each of our eligible NEOs long-term incentive awards for 2015.

All of the annual long-term incentive awards granted for 2014 and 2015 are described in the tables below.

Named Executive Officer	2014 LTIP RSUs		2015 LTIP RSUs
Mr. Quinlan	$2,270,000		$3,000,000
Mr. McGarry	$450,000		$480,000
Mr. Lutz	$1,793,000		—
Mr. Rocha	$400,000		$375,000
Mr. Dale	—		$300,000
Mr. Remondi	$3,500,000	(1)	—
Mr. DePaulo	$2,268,000		—

(1)	Paid by Navient.

Pursuant to the terms of his employment arrangement, Mr. Lutz is not eligible for a long-term incentive award in 2015.

Conversion of Performance Stock Units

At the time of the Spin-Off, each outstanding Old SLM PSU award granted under prior long-term incentive plans was converted to equal numbers of RSUs of the Company and Navient by reference to the performance metrics previously established for that award, which are set forth below. As of the date of the Spin-Off, the Compensation Committee evaluated our actual and projected performance (determined as if the Spin-Off did not occur) compared to the performance goals previously established by such committee for each set of awards for all participants, including the expected Navient and Old SLM NEOs. Achievement of performance goals was determined by reference to our actual performance through March 31, 2014 and projected performance over the remaining performance period (based on the most current projections as of the Spin-Off date). Once the level of estimated achievement of the performance metrics was determined, each PSU award was converted into an RSU, which was then adjusted for the Spin-Off, resulting in the NEOs receiving an equivalent number of Company and Navient RSUs. The RSUs will vest at the end of the original performance period for the PSUs they replace, subject to continued employment by the holder as required under the original PSUs.

	Cumulative “Core Earnings” Goals		Threshold< Target & Maximum Vesting Levels	Cumulative “Core Earnings” Achieved(1)	Estimated Achievement Level	Payout Level
2012 Performance Stock Units	>	$2.6 billion	50%
		$3.3 billion	100%	$3.295 billion	99.85%	99.75%
	≥	$3.6 billion	130%
2013 Performance Stock Units	>	$2.7 billion	50%
		$3.4 billion	100%	$3.249 billion	95.55%	92.61%
	≥	$3.7 billion	130%

(1)

Performance for the 2012 Performance Stock Units was based on actual performance through March 31, 2014 and projected performance from April 1, 2014 through December 31, 2014. For the 2013 Performance Stock Units, performance was based on actual performance through March 31, 2014 and projected performance from April 1, 2014 through December 31, 2015.

Based on these results, Messrs. Lutz, Remondi and DePaulo received the following Company RSU awards on April 21, 2014:

Named Executive Officer	RSUs in respect of 2012 Performance Stock Units(1)	RSUs in respect of 2013 Performance Stock Units(1)
Mr. Lutz	61,988	63,804
Mr. Remondi(2)	99,626	90,052
Mr. DePaulo	84,128	80,707

(1)	As adjusted for the Spin-Off.

(2)	These RSUs were for the account of Navient.

Spin-Off Related Payments

On April 7, 2014, in contemplation of the Spin-Off, the Compensation Committee approved the following cash payments to the Company’s NEOs in recognition of their contributions toward the pending separation:

•	John F. Remondi, President and Chief Executive Officer—$200,000;

•	Joseph A. DePaulo, Executive Vice President, Banking and Finance—$150,000;

•	Laurent C. Lutz, Jr., Executive Vice President, General Counsel and Corporate Secretary—$150,000; and

•	Raymond J. Quinlan, Vice Chairman—$60,000.

The Compensation Committee also approved for Messrs. DePaulo and Lutz additional cash bonuses of $250,000 and $350,000, respectively, in recognition of additional responsibilities and contributions made to the Company during 2014.

Each of the aforementioned cash bonuses was paid immediately prior to the separation and were for the account of Navient.

On April 7, 2014, in contemplation of the Spin-Off, the Compensation Committee also approved the following cash payments to Mr. McGarry and Mr. Rocha, to be made immediately after the Spin-Off, in recognition of their contributions toward the successful completion of the Spin-Off:

•	Steven J. McGarry, Executive Vice President and Chief Financial Officer—$27,500; and

•	Charles P. Rocha, Executive Vice President and Chief Marketing Officer—$32,500.

These payments to Mr. McGarry and Mr. Rocha were made after the Spin-Off and were for the Company’s account.

Additionally, the Compensation Committee approved an additional cash award of $60,000 to each non-employee director of the Company in recognition of their increased obligations over the preceding year relative to the completion of the separation. See the section titled “Director Compensation.”

Other Arrangements, Policies and Practices Related to Executive Compensation Programs

Share Ownership Guidelines

As of December 31, 2014, the guidelines for beneficial ownership of our common stock, which are expected to be achieved over a five-year period from date of hire, election or appointment, were as follows:

•	Chief Executive Officer—lesser of 1 million shares or $5 million in value;

•	Executive Vice President—lesser of 200,000 shares or $1 million in value; and

•	Senior Vice President—Lesser of 70,000 shares or $350,000 in value.

The guidelines encourage continued beneficial ownership of a significant amount of our common stock acquired through equity awards and help align the interests of senior executives with the interests of our stockholders. Executives generally must hold all common stock acquired through equity grants until the applicable thresholds are met, and an executive will not be eligible to receive further equity grants for the year if he or she sells this stock and such sale would result in a decrease below the established thresholds.

All current NEOs were in compliance with the share ownership guidelines as of December 31, 2014 or are expected to achieve compliance within the applicable five-year period.

Hedging Prohibition

We prohibit directors and senior management from selling Common Stock short; buying or selling call or put options or other derivatives; or entering into other transactions that have the effect of hedging the economic value of any of their beneficial ownership of our shares.

Clawback

Awards made to executives, including our NEOs, under the SLM Corporation 2012 Omnibus Incentive Plan (the “2012 Plan”) are subject to clawback in the event of a material misstatement of our financial results and other events.

Tax Information: Section 162(m) of the Code: Tax Deductibility of Compensation over $1 million

Section 162(m) of the Code (“Section 162(m)”) can potentially disallow a federal income tax deduction for compensation over $1 million paid to the Chief Executive Officer and three other highest paid NEOs (excluding the Chief Financial Officer) who were serving as of the last day of our fiscal year. One exception to Section 162(m)’s disallowance of a U.S. federal income tax deduction for compensation over $1 million applies to “performance-based compensation” paid pursuant to stockholder-approved plans. Although much of the compensation opportunity in our executive compensation program historically has been performance-based and generally deductible for U.S. federal income tax purposes, the NGC Committee retains the flexibility to award compensation to the NEOs that is not deductible for U.S. federal income tax purposes.

All outstanding long-term incentive awards—including the awards granted to the NEOs in 2014—were adjusted in connection with the Spin-Off. See Attachment B to this proxy statement for additional information.

Effects of the Spin-Off on Outstanding Equity Awards

As previously described in the Compensation Discussion & Analysis section of the Company’s definitive proxy statement for last year’s annual meeting of stockholders, the Spin-Off had significant ramifications with respect to the Company’s outstanding equity awards. See Attachment B to this proxy statement for additional information.

Nominations, Governance, and Compensation Committee—Delegation of Authority

Our 2012 Omnibus Incentive Plan (the “2012 Plan”) permits the NGC Committee to delegate any of its authority to grant awards to employees who are not subject to Section 16(b) of the Exchange Act, to the Board of Directors or to any other committee of the Board of Directors, provided such delegation is made in writing and specifically sets forth such delegated authority. The NGC Committee has delegated limited authority to a committee consisting of our Chairman of the Board of Directors and Chief Executive Officer and the Chair of the NGC Committee to approve bonuses, including restricted stock units, paid under the 2014 Pre-Spin-Off MIP and the 2014 Post-Spin-Off MIP to non-NEO employees. The NGC Committee has also delegated limited authority to our Chairman of the Board of Directors and Chief Executive Officer to make grants to new hires who are not subject to Section 16(b) of the Exchange Act. Neither committee is permitted to grant awards to our NEOs or persons subject to Section 16(b) of the Exchange Act.

SUMMARY COMPENSATION TABLE

The table below summarizes compensation paid or awarded to or earned by each of the NEOs for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012. We are responsible for all compensation expense related to salaries, equity awards and annual bonuses paid or payable for 2014 to the NEOs that remained with us after the Spin-Off, with the exception that Navient was responsible for all one-time cash bonuses paid to those NEOs prior to the Spin-Off.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(7)	Option Awards ($)(7)(8)	Non-Equity Incentive Plan Compensation ($)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(10)	All Other Compensation ($)(11)	Total ($)
Raymond J. Quinlan(1)	2014	600,000	60,000	4,244,971	—	675,000	—	1,238	5,581,208
Chairman and Chief Executive Officer	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—
Steven J. McGarry(2)	2014	375,000	27,500	732,484	—	282,500	—	47,877	1,465,361
Executive Vice President and Chief Financial Officer	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—
Laurent C. Lutz, Jr.	2014	525,000	1,650,000	10,945,396	—	146,928	—	13,000	13,280,324
Executive Vice President, General Counsel & Corporate Secretary	2013	525,000	—	1,552,910	597,604	357,525	—	132,593	3,165,632
	2012	500,000	—	1,265,570	466,665	332,250	—	189,927	2,754,412
Jeffrey F. Dale(3)	2014	400,000	410,000	339,988	—	—	—	74,765	1,224,753
Senior Vice President and Chief Risk Officer	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—
Charles P. Rocha	2014	375,000	32,500	599,009	—	385,983	—	32,437	1,424,928
Executive Vice President and Chief Marketing Officer	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—
John F. Remondi(4)	2014	1,000,000	200,000	—	—	—	—	38,000	1,238,000
Former President and Chief Executive Officer	2013	906,922	—	2,834,069	843,445	646,950	—	231,390	5,462,776
	2012	850,000	—	2,064,814	749,999	546,825	—	236,562	4,466,200
Joseph A. DePaulo(5)	2014	525,000	400,000	6,533,910	—	—	—	1,790,809	9,249,719
Former Executive Vice President of Banking and Finance and Former Chief Financial Officer	2013	525,000	—	—	755,922	357,525	—	42,200	3,550,241
	2012	500,000	—	—	633,331	332,250	—	123,805	3,188,299

(1)	Mr. Quinlan was appointed the Company’s Chairman and Chief Executive Officer, effective May 1, 2014. Prior to that, he had served as the Company’s Vice Chairman since January 21, 2014.

(2)	Mr. McGarry was appointed Executive Vice President and Chief Financial Officer of the Company, in connections with the Spin-Off.

(3)	Mr. Dale was appointed Senior Vice President and Chief Risk Officer of the Company, effective July 29, 2014.

(4)

Mr. Remondi resigned as President and Chief Executive Officer of Old SLM, effective April 30, 2014. Prior to the Spin-Off, Mr. Remondi’s PSUs were converted to RSUs, as discussed below. In early February of 2014, the Compensation Committee of Old SLM also approved a long-term incentive award for Mr. Remondi in the amount of $3,500,000, two-thirds of which were granted on February 4, 2014 and later converted into Navient RSUs pursuant to the anti-dilution adjustments relating to the Spin-Off. The grant date fair values of the RSU awards granted in connection with (i) the conversion of Mr. Remondi’s PSUs and (ii) his 2014 long-term incentive award were each for the account of Navient and are not included in this table.

(5)	Mr. DePaulo resigned as the Company’s Executive Vice President of Banking and Finance, effective June 13, 2014.

(6)

Consists of (i) the pre-Spin-Off bonuses paid to Messrs. Quinlan, Lutz, Remondi and DePaulo, for the account of Navient, and the post-Spin-Off bonuses paid to Messrs. McGarry and Rocha for the Company’s account, in recognition of their respective contributions to the successful completion of the Spin-Off, (ii) the retention bonus paid to Mr. Lutz in cash, (iii) special bonuses paid to Messrs. Lutz and DePaulo, for the account of Navient, in recognition of their additional responsibilities and contributions to the Company during 2014 and (iv) the portion of Mr. Dale’s signing bonus payable in cash, which will vest in equal increments during the first quarters of 2015 and 2016. In addition, Mr. Dale’s 2014 MIP award had a guaranteed minimum payment of $350,000, of which 60 percent is paid in cash and 40 percent is deferred in the form of vested RSUs.

(7)

Consists of (i) the portions of the MIP awards that were deferred in the form of vested RSUs with respect to performance for 2014, 2013 and 2012, (ii) the PSUs granted to NEOs under the 2012 Plan in 2013 and 2012, which were converted to RSUs during 2014, (iii) the RSUs granted to Messrs. Lutz, Remondi and DePaulo in 2014 to replace the aforementioned PSUs, (iv) the NEOs’ (other than Mr. Remondi) 2014 long-term incentive awards of RSUs, (v) in Mr. Lutz’s case, a three-year cliff-vesting grant of RSUs and (vi) in Mr. Quinlan’s and Mr. Dale’s case, the Company RSUs granted pursuant to their offer letters. The amounts shown are the grant date fair values of the RSUs granted during 2014 and the PSUs and RSUs granted during 2013 and 2012, in each case computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC)

Topic 718. Additional details on accounting for stock-based compensation can be found in “Note 2—Significant Accounting Policies” and “Note 14—Stock-Based Compensation Plans and Arrangements” to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K. In general, equity awards held by the NEOs at the time of the Spin-Off have been adjusted, depending on the date of the original grant, either by increasing the number of shares of Sallie Mae Common Stock covered by the award or by issuing a corresponding, additional Navient equity award, in each case in an effort to preserve the value of the original equity awards. These anti-dilution adjustments have no impact on the amounts set forth in the table. See Attachment B to this proxy statement for additional information regarding the adjustments to the Company’s outstanding equity awards as a result of the Spin-Off.

(8)

The Company did not grant stock options during 2014, and the amounts shown in the table are the grant date fair values of stock options granted during 2013 and 2012. As discussed above, the NEOs’ outstanding stock option awards were adjusted in connection with the Spin-Off. Because these anti-dilution adjustments are meant to maintain the intrinsic value of the existing pre-Spin-Off awards pursuant to the terms of the 2012 Plan, they have no impact on the amounts set forth in the table. See Attachment B to this proxy statement for additional information regarding the adjustments to the Company’s outstanding equity awards as a result of the Spin-Off.

(9)

Represents the cash portions of the MIP awards paid to the NEOs with respect to performance in 2014, 2013 and 2012. Messrs. Quinlan and McGarry’s Pre-Spin-Off and Post-Spin-Off 2014 MIP awards and Messrs. Remondi, DePaulo and Lutz’s Pre-Spin-Off 2014 MIP awards were paid 50 percent in cash and 50 percent in vested RSUs. Mr. Dale’s Post-Spin-Off 2014 MIP award was paid 60 percent in cash and 40 percent in vested RSUs. Mr. Rocha’s Pre-Spin-Off 2014 MIP award was paid 80 percent in cash and 20 percent in vested RSUs, and his Post-Spin-Off 2014 MIP award was paid 60 percent in cash and 40 percent in vested RSUs. The grant date fair values of the RSU portions of the annual incentive awards that were granted in February 2014, 2013 and 2012 are reflected in the Stock Awards column.

(10)	SLM terminated its tax-qualified pension plan and non-qualified supplemental pension plan in 2011. The Company does not pay any above-market earnings on non-qualified deferred compensation plans.

(11)	For 2014, the components of “All Other Compensation” are as follows:

Name	Employer Contributions to Defined Contribution Plans ($)(A)	Severance ($)(B)	Relocation Allowance ($)		Total ($)
Quinlan	1,238	—	—		1,238
McGarry	29,108	—	18,769		47,877
Lutz	13,000	—	—		13,000
Dale	1,539	—	73,226	(C)	74,765
Rocha	32,437	—	—		32,437
Remondi	38,000	—	—		38,000
DePaulo	38,000	1,752,809	—		1,790,809

(A)

Amounts credited to the Company’s tax-qualified and non-qualified defined contribution plans. The combination of both plans provides participants with an employer contribution of up to five percent of the sum of base salary plus annual performance bonus up to $750,000 of total eligible plan compensation.

(B)	Mr. DePaulo’s severance payment in connection with his resignation is described below under “Actual Payments upon Termination.”

(C)	Mr. Dale’s relocation expenses include $22,457 of reimbursed taxes.

2014 GRANTS OF PLAN-BASED AWARDS TABLE(1)

The following table provides information regarding all plan-based awards, including all annual performance bonuses under the Pre-Spin-Off MIP and the Post-Spin-Off MIP, which were partially paid in cash and partially deferred in the form of vested RSUs, and other RSU awards granted with respect to 2014. The awards listed in the table were granted under the 2012 Plan and are described in more detail in the “Compensation Discussion and Analysis.” As previously explained, the Pre- and Post-Spin-Off 2014 MIPs and LTIP equity awards include time-vesting requirements. The grant values of the RSUs granted under these incentive plans are contained in the “Estimated Future Payouts Under Equity Incentive Plan Awards-Target” column below.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(10)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Quinlan	01/21/2014(2)	—	—	—	—	—	—	149,549	—	—	1,299,991
	Pre-Spin MIP(3)	—	167,918	—	—	167,918	—	—	—	—	—
	02/04/2014(4)	—	—	—	—	1,513,333	—	—	—	—	1,513,324
	Post-Spin MIP(3)	—	507,083	—	—	507,083	—	—	—	—	—
	05/01/2014(5)	—	—	—	—	756,667	—	—	—	—	756,661
McGarry	Pre-Spin MIP(3)	—	87,457	—	—	87,457	—	—	—	—	—
	02/04/2014(4)	—	—	—	—	300,000	—	—	—	—	299,992
	Post-Spin MIP(3)	—	195,043	—	—	195,043	—	—	—	—	—
	05/01/2014(5)	—	—	—	—	150,000	—	—	—	—	149,994
Lutz	Pre-Spin MIP(3)	—	146,928	—	—	146,928	—	—	—	—	—
	02/04/2014(4)	—	—	—	—	1,195,333	—	—	—	—	1,195,322
	04/21/2014(6)	—	—	—	—	—	—	125,792	—	—	3,255,497
	04/21/2014(7)	—	—	—	—	—	—	619,551	—	—	5,749,993
	05/01/2014(5)	—	—	—	—	597,667	—	—	—	—	597,665
Dale	07/10/2014(8)	—	—	—	—	—	—	23,809	—	—	199,996
	Post-Spin MIP(3)	—	210,000	—		140,000
Rocha	Pre-Spin MIP(3)	—	139,931	—	—	34,983	—	—	—	—	—
	02/04/2014(4)	—	—	—	—	266,667	—	—	—	—	266,667
	PostSpin MIP(3)	—	246,052	—	—	164,034	—	—	—	—	—
	05/01/2014(5)	—	—	—	—	133,333	—	—	—	—	133,325
Remondi(9)	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
DePaulo	Pre-Spin MIP(3)	—	297,938	—	—	—	—	—	—	—	—
	02/04/2014(4)	—	—	—	—	1,512,000	—	—	—	—	1,511,987
	04/21/2014(6)	—	—	—	—	—	—	164,835	—	—	4,265,930
	05/01/2014(5)	—	—	—	—	756,000	—	—	—	—	755,993

(1)

Awards in this table are shown on a Spin-Off adjusted basis. In general, when the Company separated from Navient on April 30, 2014, equity awards held by the NEOs at the time of the Spin-Off were adjusted, depending on the date of the original grant, either by increasing the number of shares of Sallie Mae Common Stock covered by the award or by issuing a corresponding, additional Navient equity award, in each case in an effort to preserve the value of the original equity awards. These anti-dilution adjustments were made in accordance with terms of the Company awards designed to maintain the value of those awards. Additional information about the adjustment of the Company awards in connection with the Spin-Off is included in Attachment B to this proxy statement.

(2)

Mr. Quinlan was appointed Vice Chairman of Old SLM on January 16, 2014. In recognition of the responsibilities that Mr. Quinlan would assume as President and Chief Executive Officer upon the completion of the Spin-Off, an award of 53,630 RSUs were originally granted to Mr. Quinlan on January 21, 2014. These RSUs vest in one-third increments on each of December 31, 2014, December 31, 2015 and December 31, 2016.

(3)

Represents the actual payouts for each NEO under the 2014 Management Incentive Plan (“MIP”) awards granted on January 22, 2014 (the Pre-Spin MIP) and June 25, 2014 (the Post-Spin MIP) that were partially paid in cash and partially deferred in the form of vested RSUs. The target amounts shown in the “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” column represent the portions of the Pre-Spin MIP and the Post-Spin MIP, as the case may be, that were paid in cash to each of the NEOs. The target amounts shown in the “Estimated Future Payout Under Equity Incentive Plan Awards” column represent the portions of the Pre-Spin MIP and the Post-Spin MIP, as the case may be, that were deferred in the form of vested RSUs that carry transfer restrictions that lapse in equal increments over the next three years. For additional information regarding the cash and RSU portions of these awards, see footnote 9 to the Summary Compensation Table.

No threshold or maximum amounts are disclosed in the table as the Pre-Spin MIP and Post-Spin MIP only provided for a single estimated payout, which the NGC Committee had discretion to reduce to zero based on its assessment of both corporate performance and each NEO’s individual performance.

(4)

Represents RSU awards granted under the 2012 Plan to the NEOs equal to two-thirds of their 2014 long-term incentive awards. These awards are reported on an adjusted basis in the table above. In connection with the Spin-Off, these awards were adjusted as described in footnote 1 above and in Attachment B. The NEOs’ RSU original awards were as follows: Mr. Quinlan, 53,630; Mr. McGarry—13,692; Mr. Lutz—54,556; Mr. Rocha—12,171; Mr. DePaulo—69,009.

(5)	Represents RSUs granted under the 2012 Plan to the NEOs equal to one-third of their 2014 long-term incentive awards.

(6)

As previously reported, in February 2012 and February 2013, Messrs. Lutz and DePaulo each received grants of PSUs that were subject to a three-year performance period, with vesting and potential payout ranging from 0 percent to 130 percent of the target award based on Old SLM’s cumulative “core earnings” for the applicable performance period. In connection with the Spin-Off, on April 21, 2014, Messrs. Lutz and DePaulo’s outstanding performance share units (“PSUs”) and related dividend equivalent rights were terminated and replaced with a grant of Company RSUs, the number of which was determined based upon an evaluation by the Compensation Committee of Old SLM’s actual performance through March 31, 2014 and projected performance (determined as if the Spin-Off did not occur) compared to the performance goals previously established. All RSUs will vest at the end of the original performance periods for the PSUs that they replace.

(7)

On April 21, 2014, Mr. Lutz received a $5.75 million bonus in the form of 222,179 RSUs under the 2012 Plan that cliff-vest on November 30, 2017, which was subsequently adjusted as a result of the Spin-Off pursuant to the anti-dilution provisions of that plan.

(8)

Mr. Dale became the Company’s Senior Vice President and Chief Risk Officer, effective July 29, 2014. In connection with his appointment to this position, Mr. Dale received an award of RSUs under the 2012 Plan that vests in one-third increments on each of the first, second and third anniversaries of the grant date.

(9)

As discussed in footnote 4 to the Summary Compensation Table, Mr. Remondi received (i) RSUs in connection with the conversion of his prior PSU awards and (ii) an award of RSUs equal to two-thirds of his 2014 long-term incentive award, all of which were for the account of Navient and adjusted pursuant to the anti-dilution adjustments described above.

(10)

The grant date fair value of the RSU awards is determined by multiplying the original number of RSUs granted by the closing price of the Company’s Common Stock on the grant date. The Company did not issue fractional RSUs to account for the number between the grant date fair value and the amount approved by the NGC Committee. Because the adjustments to the RSU awards in connection with the Spin-Off were made pursuant to an anti-dilution provision in the 2012 Plan meant to maintain the intrinsic value of the awards outstanding prior to the Spin-Off, the adjustments have no impact on the grant date fair values reported in this table.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END TABLE

The table below sets forth information regarding Company options and stock awards of the NEOs that were outstanding as of December 31, 2014. The awards that were adjusted in connection with the Spin-Off are reported on an as-adjusted basis. See Attachment B for additional information as to how the Company’s outstanding equity awards were adjusted as a result of the Spin-Off.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Quinlan		—	—	—	—	377,897	3,850,770

McGarry	01/27/2011	30,000	—	5.2430	01/27/2021
	02/03/2012	20,181	10,091	5.7343	02/03/2017
	02/07/2013	14,918	29,837	6.4228	02/07/2018
		—	—	—	—	71,037	723,867

Lutz	01/05/2011	200,000	—	4.5939	01/05/2021
	02/03/2012	71,850	35,925	5.7343	02/03/2017
	02/07/2013	60,486	120,973	6.4228	02/07/2018
		—	—	—	—	964,622	9,829,498

Dale		—	—	—	—	23,809	242,614

Rocha	09/28/2009	46,500	—	3.1558	09/28/2019	64,857	660,893
	01/27/2011	35,000	—	5.2430	01/27/2021
	02/03/2012	21,818	10,909	5.7343	02/03/2017
	02/07/2013	14,191	28,382	6.4228	02/07/2018
		—	—	—	—

Remondi(4)	01/08/2008	2,000,000	—	6.2041	01/08/2018	203,335	2,073,186
	01/08/2009	1,000,000	—	3.6471	01/08/2019
	01/27/2011	80,000	—	5.2430	01/27/2021
	02/03/2012	115,473	57,737	5.7343	02/03/2017
	02/07/2013	85,369	170,738	6.4228	02/07/2018
		—	—	—	—

DePaulo(5)	02/03/2012	—	48,755	5.7343	02/03/2017
	02/07/2013		153,021	6.4228	02/07/2018	442,204	4.506,059

(1)

Options granted in 2011 to Messrs. McGarry, Lutz, Rocha, Remondi and DePaulo were fully vested as of January 27, 2014. Options granted in 2012 to Messrs. McGarry, Lutz, Rocha, Remondi and DePaulo have or will vest as follows: one-third of the options will vest on each of the first, second and third anniversaries of the grant date, subject in all respects to the following additional vesting provisions: (1) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date, (2) the second one-third of the options will vest if the closing price of the Company’s common stock on the NASDAQ meets or exceeds $17 per share for any five consecutive days at any time after the grant date; and (3) the third one-third of the options will vest if the closing price of the company’s common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date. The remaining options reported in this column were granted in 2013 to Messrs. McGarry, Lutz, Rocha, Remondi and DePaulo and have or will vest as follows: one-third of the options will vest on each of the first, second and third anniversaries of the grant date, subject in all respects to the following additional vesting conditions: (1) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date, (2) the second one-third of the options will vest if the closing price of the Company’s common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date and (3) the third one-third of the options will vest if the closing price of the Company’s common stock on the NASDAQ meets or exceeds $21 per share for any five consecutive days at any time after the grant date. The stock price targets relating to the 2012 and 2013 option awards were achieved prior to the Spin-Off.

(2)	The vesting dates of the NEOs’ unvested RSU awards that were outstanding as of December 31, 2014 are:

Name	Grant Date	# of RSUs Underlying Award	# of RSUs Vesting - Vesting Date 2015	# of RSUs Vesting - Vesting Date 2016	# of RSUs Vesting - Vesting Date 2017
Quinlan	01/21/2014	149,549	49,850 - 12/31	49,850 - 12/31	—
	02/04/2014	192,604	64,201 - 2/4	64,201 - 2/4	64,202 - 2/4
	05/01/2014	83,887	27,962 - 5/1	27,963 - 5/1	27,962 - 5/1
McGarry	02/13/2012	15,503	5,168 - 2/3	—	—
	02/07/2013	15,262	5,088 - 2/7	5,087 - 2/7	—
	02/04/2014	38,181	12,727 - 2/4	12,727 - 2/4	12,727 - 2/4
	05/01/2014	16,629	5,543 - 5/1	5,543 - 5/1	5,543 - 5/1
Lutz	02/04/2014	152,131	50,710 - 2/4	50,710 - 2/4	50,711 - 2/4
	04/21/2014	61,988	61,988(a)	—	—
	04/21/2014	63,804	—	63,804(b)	—
	04/21/2014	619,551	—	—	619,551 - 11/30
	05/01/2014	66,260	22,086 - 5/1	22,087 - 5/1	22,087 - 5/1
Dale	07/10/2014	23,809	7,936 - 7/10	7,936 - 7/10	7,936 - 7/10
Rocha	02/13/2012	16,760	5,587 - 2/3	—	—
	02/07/2013	14,517	4,839 - 2/7	4,839 - 2/7	—
	02/04/2014	33,940	11,313 - 2/4	11,313 - 2/4	11,314 - 2/4
	05/01/2014	14,781	4,927 - 5/1	4,927 - 5/1	4,927 - 5/1
Remondi	08/08/2013	20,128	6,710 - 8/8	6,709 - 8/8	—
	04/21/2014	99,626	99,626 (a)	—	—
	04/21/2014	90,052	—	90,052(b)	—
DePaulo	02/04/2014	192,433	64,144 - 2/4	64,144 - 2/4	64,145 - 2/4
	04/21/2014	84,128	84,128(a)	—	—
	04/21/2014	80,707	—	80,707(b)	—
	05/01/2014	83,813	27,937 - 5/1	27,938 - 5/1	27,938 - 5/1

(a)

These RSUs were issued to replace the PSUs granted in 2012 that were terminated in connection with the Spin-Off. These RSUs will vest on the second business day following the date on which the Company’s Annual Report on Form 10-K for fiscal year 2014 is filed, and in no event later than March 15, 2015.

(b)

These RSUs were issued to replace the PSUs granted in 2013 that were terminated in connection with the Spin-Off. These RSUs will vest on the second business day following the date on which the Company’s Annual Report on Form 10-K for fiscal year 2015 is filed, and in no event later than March 15, 2016.

(3)	Market value of shares or units is calculated based on the closing price of the Company’s common stock on December 31, 2014 of $10.19.

(4)

Mr. Remondi resigned as President and Chief Executive Officer of Old SLM, effective April 30, 2014. Following his resignation, Mr. Remondi continues to vest in outstanding equity awards based on the original vesting terms of those awards for so long as he is an employee of Navient.

(5)

Mr. DePaulo resigned as the Company’s Executive Vice President of Banking and Finance, effective June 13, 2014. Following his resignation, Mr. DePaulo continues to vest in outstanding equity awards based on the original vesting terms of those awards.

OPTION EXERCISES AND STOCK VESTED IN 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)(3)
Quinlan	—	—	121,568	1,185,921
McGarry	22,549	284,343	44,186	605,516
Lutz	—	—	51,583	1,093,225
Dale	—	—	—	—
Rocha	—	—	34,636	505,299
Remondi	—	—	35,653	725,356
DePaulo	524,021	2,468,236	18,017	414,031

(1)

The Value realized upon the exercise of net-settled stock options exercised multiplied by the difference between the market price of the Company’s Common Stock at exercise and the exercise price of the net-settled stock options.

(2)

Includes vested RSUs received as a portion of 2013 MIP Payout in February 2015 for 2014 performance. These vested RSUs carry transfer restrictions detailed in the “Executive Compensation—Summary Compensation Table” footnotes of this proxy statement.

(3)	The value realized on vesting is the number of shares vested multiplied by the closing market price of the Company’s Common Stock on the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2014, relating to equity compensation plans or arrangements of the Company pursuant to which options, restricted stock, RSUs, stock units or other rights to acquire shares may be granted from time to time.

Name	Number of securities to be issued upon exercise of outstanding options and rights(1)	Weighted average exercise price of outstanding options and rights	Average remaining life (years) of options outstanding	Number of securities remaining available for future issuance under equity compensation plans	Types of awards issuable(2)
Equity compensation plans approved by security holders:
SLM Corporation 2012 Omnibus Incentive Plan					NQ, ISO, PSU, SAR, RES. RSU
Traditional options	—	—	—
Net-settled options	1,145,161	$6.43	3.1
RSUs/RES	5,679,422	—	—

Total	6,824,583	6.43	3.1	31,873,786

Employee Stock Purchase Plan(3)
Total	—	—	0.0	15,326,214	NQ, RES
Expired Plans(4)					NQ, ISO, RES, RSU, SU
Traditional options	79,200	16.42	1.4
Net-settled options	4,574,176	8.12	3.3
RSUs/PSUs	655,289	—	—

Total	5,308,665	8.43	3.2	—

Total approved by security holders	12,133,248	8.02	3.2	47,200,000
Equity compensation plans not approved by security holders:
Compensation arrangements(5)	391,157	6.20	3.0	—

Total not approved by security holders	391,157	6.20	3.0	—

Total	12,524,405	9.91	3.2	47,200,000

(1)

Upon exercise of a net-settled option, optionees are entitled to receive the spread shares only. The spread shares equal the gross number of options granted less shares for the option cost. Accordingly, this column reflects the net-settled option spread shares issuable at December 31, 2014, where provided.

(2)

NQ (Non-Qualified Stock Option), ISO (Incentive Stock Option), PSU (Performance Stock Unit), SAR (Stock Appreciation Rights), RES (Restricted/Performance Stock), RSU (Restricted Stock Unit), ST (Stock Awards), SU (Stock Units).

(3)	Number of shares available for issuance under the Employee Stock Purchase Plan (ESPP) as of December 31, 2014. The ESPP was amended and restated on June 25, 2014.

(4)

Excludes 370,070 traditional options from this table because they’re underwater and their issuance would have an anti-dilutive effect. Expired plans with outstanding equity awards are the Management Incentive Plan, Board of Directors Stock Option Plan, SLM Corporation Incentive Plan, SLM Corporation 2009-2012 Incentive Plan and SLM Corporation Directors Equity Plan.

(5)

One million net-settled options were awarded on January 8, 2008 to Mr. Remondi as an “employment inducement award.” Upon exercise of a net-settled option, Mr. Remondi is entitled to receive the spread shares only. The spread shares equal the gross number of options granted less shares for the option cost. Accordingly, this column reflects the net-settled option spread shares issuable at December 31, 2014.

PENSION BENEFITS

The Company terminated its tax-qualified pension plan and non-qualified supplemental pension plan in 2011.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2014

Deferred Compensation Plan for Key Employees

The table below provides information about the non-qualified deferred compensation of the NEOs in 2014. Under the Sallie Mae Deferred Compensation Plan for Key Employees (“DC Plan”), eligible employees may elect to defer up to 100 percent of their annual cash performance bonus and up to 85 percent of their base salary. Amounts deferred by plan participants are credited to record-keeping accounts, and participants are general creditors of the Company with regard to their accounts.

The Company makes contributions to the DC Plan only if, and to the extent, a participant’s deferral under this plan reduces the contribution that would have been made under the Company’s tax-qualified defined contribution plan. No such contributions were made for any NEO for 2014. Participants’ accounts are credited with earnings based on the investment performance of underlying investment funds, as selected by participants. The Company’s stock is one of the available investment options under the DC Plan. Earnings credited do not constitute “above-market” earnings as defined by the SEC. Earnings are credited daily.

Participants elect the time and form of payment of their accounts. Except as described herein, accounts may be paid either 12 months following separation from service or by January 31st following an age elected by the participant and at least 12 months following separation from service (NEOs who have elected to have any portion of their account “invested” in the Company’s stock will receive such portion at least six months following separation from service in the form of Company stock). Accounts may be distributed either in a lump sum, annual installments, or a formula acceptable to the Company. The timing of the payment of accounts may be changed, but the change must delay distribution for at least five years beyond the original distribution date, must be made at least 12 months before the original distribution date, and will not be effective until 12 months after the new election is made. Accounts may also be paid while a participant is “in service” on a pre-specified date, provided that the distribution date is at least two years after the date of the last deferral.

Supplemental 401(k) Savings Plan

Under the Sallie Mae Supplemental 401(k) Savings Plan (“Supplemental 401(k)”), eligible employees may elect to defer five percent of their base salary and annual bonus or up to $750,000 of total eligible pay.

The Company may also make matching contributions to a participant’s account. The Company will match a participant’s contribution after the participant completes 12 months of service. Participants are fully vested in the Company’s matching contributions at all times. Participants may elect to have their plan accounts deemed invested in the core investment funds offered under the Company’s tax-qualified 401(k) plan, and earnings are credited to participants’ Supplemental 401(k) accounts when such amounts would have been credited under the Company’s tax-qualified 401(k) plan. Earnings credited to the participants’ accounts do not constitute “above-market” earnings as defined by the SEC.

Participants elect the time and form of payment of their accounts. Accounts are paid in cash in a lump sum or by annual installments over 10 years. If a participant does not make any elections under the plan, benefits will be paid in a lump sum cash payment. In any event, payments may start after the first day of the seventh month after a participant’s separation from service. However, a participant may request an early distribution if the participant experiences a substantial, unforeseen financial hardship (as defined in the plan). Participants may change the time and manner of payment, but the change must delay payment of such amounts for at least five years, must be made at least 12 months before the original distribution date and will not be effective until 12 months after the new election is made.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Quinlan	—	—	—	—	—	—
McGarry	DC Plan Supplemental 401(k)	— 16,419	— 16,419	2,270 3,555	— —	31,668 79,615
Lutz	DC Plan	—	—	499	—	160,187
Dale	—	—	—	—	—	—
Rocha	Supplemental 401(k)	19,437	19,437	1,034	—	39,954
Remondi	Supplemental 401(k)	25,000	25,000	—	—	—	(1)
DePaulo	Supplemental 401(k)	25,000	25,000	10,876	—	311,113

(1)

Contributions to Mr. Remondi’s Sallie Mae Supplemental 401(k) account were made prior to the Spin-Off, but in connection with the Spin-Off and Mr. Remondi’s subsequent employment by Navient, Mr. Remondi’s entire account balance was transferred from the Sallie Mae Supplemental 401(k) Plan to the corresponding Navient supplemental 401(k) savings plan.

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Executive Severance Plan

Under the Company’s Executive Severance Plan for Senior Officers (the “Severance Plan”), eligible officers who do not have an individually negotiated severance arrangement will receive a lump sum cash payment equal to: (1) a multiple of base salary and an average of the last 24 months of bonus compensation; plus (2) pro-rated target bonus for the year of termination, upon the following events: (a) resignation from employment for good reason (as defined in the plan); (b) the Company’s decision to terminate an eligible officer’s employment for any reason other than for cause (as defined in the plan); (c) death or disability; or (d) upon mutual agreement of the Company and the eligible officer. The multiplier for each eligible officer position is as follows: Chief Executive Officer-2; Higher than Executive Vice President-1.5; Executive or Senior Vice President-1.0. Under the Severance Plan, in no event will a severance payment exceed a multiple of three times an officer’s base and incentive bonus.

In addition to the cash severance payment, eligible officers will receive subsidized medical benefits and outplacement services for 18 months (24 months for the Chief Executive Officer). Treatment of equity upon severance is governed by the terms of the applicable equity agreement and not the Severance Plan. If an eligible officer is otherwise subject to an individually negotiated severance arrangement, the terms of that arrangement, and not the Severance Plan, apply until the expiration of the arrangement. The Severance Plan will apply after the expiration of the arrangement. All payments and benefits provided under the Severance Plan are conditioned on the participant’s continuing compliance with the Severance Plan and the participant’s execution of a release of claims, covenant not to sue, and non-competition and non-solicitation agreements.

The Compensation Committee of the Board of Directors previously agreed and communicated to Joseph A. DePaulo (Former Executive Vice President, Banking and Finance) that the occurrence of the Spin-Off resulted in a material reduction in his responsibilities sufficient to constitute a “Termination for Good Reason” under the Severance Plan should he choose to exercise his rights under such plan and, further, that any such resulting termination will not be treated as termination for misconduct under any equity grants they hold. Mr. DePaulo exercised his rights under this plan and resigned from his position at Sallie Mae, effective June 13, 2014. In connection with his resignation, Mr. DePaulo received severance benefits under the Severance Plan, which are described under the heading “Actual Payments upon Termination” below.

Change in Control Severance Plan

Under the Company’s Change in Control Severance Plan for Senior Officers (the “Change in Control Plan”), if a termination of employment for reasons defined in the plan occurs within 24 months following a change in control of the Company, the participant is entitled to receive a lump sum cash payment equal to two times the sum of his or her base salary and average annual performance bonus (based on the prior two years). A participant will also be entitled to receive a pro-rated portion of his or her target annual performance bonus for the year in which the termination occurs, as well as continuation of medical insurance benefits for a two-year period. Under the Change in Control Plan, equity awards made before January 1, 2009 vest upon a change in control pursuant to their terms, regardless of whether the participant’s employment terminates and, equity awards granted after January 1, 2009, become vested and non-forfeitable in connection with a change in control only if the participant’s employment is terminated or if the acquiring or surviving entity does not assume the awards. The Change in Control Plan does not allow for gross-ups. All payments and benefits provided under the Change in Control Plan are conditioned on the participant’s continuing compliance with the Change in Control Plan and the participant’s execution of a release of claims, covenant not to sue, and non-competition and non-solicitation agreements.

The Change in Control Plan was not triggered by the resignation of Mr. Remondi as President and Chief Executive Officer of the Company upon the completion of the Spin-Off.

Employment Terms—Mr. Quinlan

Mr. Quinlan became our Vice Chairman on January 16, 2014, and was appointed to the Boards of Directors of the Company and the Bank. Mr. Quinlan assumed the roles of Chairman of the Board of Directors and Chief Executive Officer of the Company effective upon the Spin-Off.

Under the terms of Mr. Quinlan’s offer, Mr. Quinlan was paid an initial annual base salary of $600,000, and was entitled to participate in the Company’s management incentive program with a target bonus opportunity of 150 percent of base salary in the amount of $900,000. Pursuant to the terms of his offer, Mr. Quinlan received a long-term equity incentive award with a grant value of approximately $2,270,000. The equity grant consisted of restricted stock units subject to the terms and conditions commensurate with awards granted to other executives at that time. Mr. Quinlan also received a one-time signing equity grant of RSUs in the amount of $1,300,000 issued on January 21, 2014 that vest in one-third increments on December 31, 2014, 2015, and 2016.

Under the terms of his offer, Mr. Quinlan is eligible to participate in the Company’s benefit programs provided to officers at the Executive Officer level, including the Company’s Executive Severance Plan for Senior Officers, and the Change in Control Severance Plan for Senior Officers, the Executive Physical Program, and the Supplemental 401(k) Savings Plan, in addition to the Company’s package of standard employee benefits.

Employment Terms—Mr. Lutz

On April 21, 2014, the Company and Mr. Lutz agreed that Mr. Lutz would be retained as the Executive Vice President, General Counsel, and Corporate Secretary of the Company and Sallie Mae Bank following the completion of the Spin-Off. Among other things, Mr. Lutz’s responsibilities will consist of direct management responsibility for legal and corporate secretary functions and working directly with the Chief Executive Officer and other members of management with regard to establishing and maintaining effective governance, compliance, and risk oversight structures and furthering relationships involving regulators, rating agencies and investors.

In connection with his retention, Mr. Lutz and the Company entered into an employment agreement (the “Employment Agreement”), with a term commencing on the Spin-Off and ending on November 30, 2017 and the following additional material terms: (i) an annual base salary of $525,000; (ii) a $1.15 million cash retention bonus to be paid immediately before the Spin-Off, subject to repayment upon certain terminations prior to August 31, 2015 (on a pro rata basis after the six-month anniversary of the effective date of the Spin-Off); (iii) a $5.75 million RSU award granted on April 21, 2014 that cliff-vests on November 30, 2017, and accelerated vesting upon a qualifying termination; (vi) the grant, following the Spin-Off, of the remaining one-third of his 2014 equity award with a grant date fair value of $597,667 (the “2014 Award”); (v) full vesting of the 2014 Award and his equity awards outstanding as of the execution of the employment agreement upon a qualifying termination or his resignation, with timely prior notice, during the period between the effectiveness of the Spin-Off and November 29, 2015; and (vi) 18 months of continued participation for himself and his dependents in the Company’s medical and dental plans following a qualifying termination.

In light of the cliff-vesting RSU award, Mr. Lutz will not be eligible to participate in the Company’s annual management incentive programs, neither cash nor equity, for the period from the effective date of the Spin-Off through the end of 2016. A qualifying termination generally means a termination due to death or disability, without misconduct or for good reason. “Good reason” includes a material reduction in Mr. Lutz’s position or responsibilities (including, for the sake of clarity, given his responsibilities, any material decrease in the annual compliance or legal budget or engagement of outside counsel without Mr. Lutz’s approval, with limited exceptions), a material reduction in Mr. Lutz’s base salary or if Mr. Lutz’s primary place of business is relocated more than 75 miles.

Employment Terms—Mr. Dale

Mr. Dale was offered employment by the Company for his services as Senior Vice President and Chief Risk Officer to begin on July 10, 2014. Under the terms of Mr. Dale’s offer, Mr. Dale was paid an initial annual base salary of $400,000, and was entitled to participate in the Company’s management incentive program with a target bonus opportunity of 100 percent of base salary in the amount of $400,000, and a guaranteed minimum bonus of $350,000 for 2014, provided that Mr. Dale was employed on the bonus payment date.

Shortly after Mr. Dale began his employment, pursuant to the terms of his offer, he received a deferred cash award (the “Signing Cash Award”) of $200,000, which will vest and pay out in equal amounts during the first quarter of each of 2015 and 2016, provided Mr. Dale is employed by the Company on such payment dates. However, if not previously vested, the Signing Cash Award will continue to vest and pay out at the times set forth above in the event Mr. Dale’s employment is terminated by the Company for any reason other than misconduct. Mr. Dale also received an equity grant with a grant value of $200,000, which vests in increments of one-third per year on each of the first, second and third anniversaries of the start of Mr. Dale’s employment. The equity grant consisted of RSUs subject to the standard terms and conditions in effect at the time of the grant.

Under the terms of his offer, Mr. Dale is eligible to participate in the Company’s long term incentive compensation plan beginning in 2015, with a target equity grant value of $300,000 per year. Mr. Dale is also entitled to participate in the Company’s benefit programs provided to officers at the Executive Officer level, including the Company’s Relocation Services Policy, the Executive Severance Plan for Senior Officers, the Change in Control Severance Plan for Senior Officers, the Executive Physical Program, and the Supplemental 401(k) Savings Plan, in addition to the Company’s package of standard employee benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would have been payable to Messrs. Quinlan, McGarry, Lutz, Dale and Rocha on December 31, 2014, if such individual’s employment had terminated and/or a change in control had occurred on that date, given the individual’s compensation and service levels as of December 31, 2014. The values reported in the tables below with respect to equity vesting are based on the Company’s closing stock price on December 31, 2014 of $10.19 per share.

The following severance arrangements were effective for Messrs. Quinlan, McGarry, Lutz, Dale and Rocha on December 31, 2014: (i) the Executive Severance Plan (except for Mr. Lutz), (ii) the Change in Control Severance Plan and (iii) the 2012 Plan and predecessor equity plans.

Mr. Lutz’s employment agreement provides for severance payments if his employment is terminated by the Company without misconduct or by Mr. Lutz for good reason (as defined in the agreement). In either case, Mr. Lutz would be entitled to (i) accrued but unpaid salary, (ii) continuation of health benefits until the earlier of (x) the date he can participate in a subsequent employer’s plan and (y) the 18-month anniversary of his employment termination date and (iii) full vesting of his cliff-vesting RSU award, his 2014 long-term incentive award and his existing awards, provided that RSU awards will be settled at the times and in the amounts provided for in the applicable award agreement.

Mr. Remondi’s employment with Old SLM ended on April 30, 2014, and Mr. DePaulo resigned from the Company, effective June 13, 2014. Potential payments to Messrs. Remondi and DePaulo are not included in the tables below. Instead, payments made to Messrs. Remondi and DePaulo as a result of each executive’s departure are described separately under “Actual Payments upon Termination” below.

The Spin-Off did not constitute a change in control for purposes of the Company’s equity plans.

Change in Control without Termination

Name	Equity Vesting(1)	Cash Severance	Medical Insurance/ Outplacement	Total
Quinlan	—	—	—	—
McGarry	—	—	—	—
Lutz	—	—	—	—
Dale	—	—	—	—
Rocha	—	—	—	—

Change in Control with Termination without Cause or for Good Reason

Name	Equity Vesting(2) ($)	Cash Severance ($)	Medical Insurance/ Outplacement(3) ($)	Total ($)
Quinlan	3,850,770	3,900,000	14,610	7,765,380
McGarry	881,228	2,156,250	23,489	3,060,967
Lutz	10,445,299	—	20,733	10,466,032
Dale	242,614	2,000,000	14,610	2,257,224
Rocha	816,421	2,156,250	20,733	2,993,404

Termination by the Company without Cause or by the Executive for Good Reason

Name	Equity Vesting(4)	Cash Severance	Medical Insurance/ Outplacement(5)	Total
Quinlan	—	3,900,000	29,610	3,929,610
McGarry	—	1,312,500	32,617	1,345,117
Lutz		—	30,550	30,550
Dale	—	1,200,000	25,957	1,225,957
Rocha	—	1,312,500	30,550	1,343,050

Termination by the Company with Cause

Name	Equity Vesting(6)	Cash Severance	Medical Insurance/ Outplacement	Total
Quinlan	—	—	—	—
McGarry	—	—	—	—
Lutz	—	—	—	—
Dale	—	—	—	—
Rocha	—	—	—	—

Termination by the Executive upon Retirement

Name	Equity Vesting(7)	Cash Severance	Medical Insurance/ Outplacement	Total
Quinlan	—	—	—	—
McGarry	—	—	—	—
Lutz	—	—	—	—
Dale	—	—	—	—
Rocha	—	—	—	—

Termination by Death or Disability

Name	Equity Vesting(8) ($)	Cash Severance ($)	Medical Insurance/ Outplacement(9) ($)	Total ($)
Quinlan	3,850,770	—	—	3,850,770
McGarry	881,228	—	—	881,228
Lutz	10,445,299	—	15,550	10,460,849
Dale	242,614	—	—	242,614
Rocha	816,421	—	—	816,417

(1)	Assumes all equity awards are assumed by the surviving/acquiring company in a change in control.

(2)

Amounts shown are the value of RSU awards (including all dividend equivalents) plus the spread value of net stock options that would vest for each individual on December 31, 2014, based on the closing market price of the Company’s common stock on that date of $10.19. Assumes RSUs and stock options are not assumed in a change of control.

(3)	Consists of the Company’s estimated portion of the cost of health care benefits for 24 months.

(4)	Upon termination, these awards generally continue to vest based on their original vesting terms.

(5)	Consists of the Company’s estimated portion of the cost of health care benefits for 18 months (24 months in Mr. Quinlan’s case), plus $15,000 of outplacement services.

(6)	Vested and unvested equity awards forfeit upon a termination for cause (as defined in the plan).

(7)

Retirement eligibility for equity treatment awards granted prior to 2013 is age 60 or more, or age plus service with the Company or its subsidiaries of 70 or more. Beginning with awards granted in 2013, retirement eligibility requires five years or more of service, as defined by policy, to the Company, and either has reached the age of 65 or more, or age plus service with the Company or its subsidiaries of 75 or more. Upon eligible retirement, these awards generally continue to vest based on their original terms. On December 31, 2014, none of the NEOs were retirement eligible.

(8)

Unvested equity awards accelerate upon termination by death or disability (as defined in the plan). Amounts shown are the value of RSU awards plus the spread value of net stock options that would vest for each individual on December 31, 2014, based on the closing market price of the Company’s common stock on that date of $10.19.

(9)	Consists of the Company’s estimated portion of the cost of health care benefits for 18 months pursuant to Mr. Lutz’s employment agreement.

ACTUAL PAYMENTS UPON TERMINATION

In connection with the Spin-Off, the Company and Navient entered into an Employee Matters Agreement, dated April 28, 2014, which provides for continued vesting of Mr. Remondi’s outstanding equity awards while he remains employed with Navient. The awards will continue to vest based on the original awards’ vesting terms. Mr. Remondi did not receive any cash severance payments or other benefits in connection with his resignation from the Company.

Cash Severance	Equity Vesting	Total
$0	$0	$0

Mr. DePaulo’s resignation qualified as a termination of employment for good reason under the Executive Severance Plan for Senior Officers, and he was entitled to receive the payments and benefits specified in that plan.

Cash Severance(1)	Equity Vesting	Medical Insurance/ Outplacement(2)	Total
$1,752,809	$0	$32,209	$1,785,018

(1)

Consists of a severance payment equal to (i) Mr. DePaulo’s severance benefits under the Executive Severance Plan as described in the section titled “Arrangements with Named Executive Officers” and (ii) payment of his 2014 MIP bonus.

(2)	Consists of the Company’s estimated portion of the cost of health care benefits for 18 months, plus $15,000 of outplacement services.

DIRECTOR COMPENSATION

Our directors’ compensation program is designed to reasonably compensate our non-employee directors for work required for a company of our size and to align the directors’ interests with that of our stockholders. The NGC Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the Board of Directors. No changes to non-employee director compensation were approved in fiscal year 2014, except that on April 7, 2014, all non-employee directors were granted a one-time cash bonus of $60,000 in recognition of their extraordinary services to complete the Spin-Off. Employee directors do not receive additional compensation for serving as a director.

2014 Director Compensation Table

The following table provides summary information for the year ended December 31, 2014, relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity on December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total($)
Paul G. Child	139,833	24,995	—	40	164,868
Carter Warren Franke	110,667	49,998	—	20	160,685
Earl A. Goode	110,667	49,998	—	60,060	220,725
Ronald F. Hunt	123,667	49,998	—	60,060	233,725
Marianne M. Keler	121,000	34,998	—	40	156,038
Jed H. Pitcher	134,333	29,992	—	40	164,365
Frank C. Puleo	122,500	49,998	—	60,060	232,558
William N. Shiebler	125,500	29,992	—	40	155,532
Robert S. Strong	106,167	49,998	—	20	156,185

(1)

The non-employee directors elected to the Company’s Board of Directors at the Company’s 2014 Annual Meeting each received a restricted stock award on June 26, 2014 that vests in full on June 26, 2015. The grant date fair market value for each share of restricted stock granted in 2014 to directors is based on the closing market price of the Company’s stock on June 26, 2014, which was $8.26. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 14 “Stock-Based Compensation Plans and Arrangements” of Sallie Mae’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. See also Attachment B to this proxy statement for additional information. The following table represents the aggregate number of restricted stock awards outstanding for each current non-employee director as of December 31, 2014.

Name	Outstanding Restricted Shares(a)
Mr. Child	6,227
Ms. Warren Franke	6,053
Mr. Goode	6,053
Mr. Hunt	6,053
Ms. Keler	6,157
Mr. Pitcher	6,190
Mr. Puleo	6,053
Mr. Shiebler	6,190
Mr. Strong	6,053

(a)	Includes Restricted stock awards, including previously earned dividend equivalent units, to non-employee directors for their service as members of the Old SLM Bank Board of Directors.

(2)

The Company did not grant any stock options to the non-employee directors during 2014. The non-employee directors’ vested and outstanding stock options are reported in the Ownership of Common Stock by Directors and Executive Officers section in this proxy statement.

(3)

Includes: (i) $60,000 bonuses paid to the directors (other than Messrs. Child, Pitcher, Shiebler, and Strong, Ms. Franke and Ms. Keler), for the account of Navient, in connection with the completion of the Spin-Off and (ii) annual premiums paid by the Company to provide a life insurance benefit of up to $50,000.

The following table provides summary information for the year ended December 31, 2014, relating to compensation paid to or accrued by us on behalf of our former non-employee directors who resigned from the Board of Directors during 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Ann Torre Bates	—	—	—	60,020	60,020
William M. Diefenderfer, III	—	—	—	60,020	60,020
Diane Suitt Gilleland	—	—	—	60,020	60,020
Barry A. Munitz	—	—	—	60,020	60,020
Howard H. Newman	7,333	—	—	60,030	67,363
Wolfgang Schoellkopf	5,833	—	—	60,030	65,863
Steven L. Shapiro	—	—	—	60,020	60,020
Anthony P. Terracciano	8,333	—	—	30	8,363
Barry L. Williams	—	—	—	60,020	60,020

(1)

Includes $60,000 bonuses paid to the directors (other than Mr. Terracciano), for the account of Navient, in connection with the completion of the Spin-Off and annual premiums paid by the Company to provide a life insurance benefit of up to $50,000.

Director Compensation Elements

The following table highlights the material elements of our director compensation program:

Membership/Retainer	Annual Cash Retainer
Board of Directors Retainer	$70,000
Lead Independent Director Retainer	$25,000
Committee Chair Retainer
• Audit Committee	$25,000
• Nominations, Governance, and Compensation Committee	$20,000
• Risk Committee	$20,000
Committee Membership Retainer
• Audit Committee	$10,000
• Nominations, Governance, and Compensation Committee	$10,000
• Risk Committee	$10,000

In addition, our non-employee directors receive a $50,000 annual restricted stock award.

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our non-employee directors. Under our share ownership guidelines, each director is expected, within five years of initial election to the Board of Directors, to own Common Stock with a value equivalent to four times his or her annual cash retainer for serving on our Board of Directors. As of December 31, 2014, all then current directors were in compliance with our stock ownership guidelines or are expected to achieve compliance within the applicable five year period.

Other Compensation

We provide non-employee directors with company-paid business travel accident insurance.

Deferred Compensation Plan

Under our Deferred Compensation Plan for Directors (“Director Deferral Plan”), non-employee directors may elect annually to defer receipt of all or a percentage of their annual retainer, meeting fees or per diem payments. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) or company stock upon termination of the director’s service on the Board of Directors (except for hardship withdrawals in limited circumstances). During 2014, none of the non-employee directors actively participated in the Director Deferral Plan.

OTHER MATTERS

Certain Relationships and Transactions

Sallie Mae has a written policy regarding review and approval of related persons transactions. Transactions covered by the policy are transactions involving Sallie Mae in excess of $120,000 in any year in which any director, nominee, executive officer, or greater-than-five percent beneficial owner of the Company, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less-than-ten percent owner of an entity involved in the transaction (“Related Persons Transaction”). Certain loans made in the ordinary course of Sallie Mae’s business to executive officers, directors and their family members are considered Related Persons Transactions and may be required to be disclosed in the proxy statement, but are pre-approved under the policy if they meet specified requirements.

Under the policy, the Corporate Secretary will notify the Chair of the Audit Committee of any proposed Related Persons Transaction, and the Chair of the Audit Committee will determine if approval under the policy is required. If such approval is required, the Audit Committee will then review the proposed Related Persons Transaction and make a recommendation to the Board of Directors regarding whether to approve the transaction. In considering a transaction, the Audit Committee takes into account whether a transaction would be on terms no less favorable to an unaffiliated third party under the same or similar circumstances.

Sallie Mae has adopted written policies to implement the requirements of Regulation O of the Board of Governors of the Federal Reserve System, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the Board of Directors of Sallie Mae Bank.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Sallie Mae’s executive officers and directors, as well as persons who beneficially own more than 10 percent of the Common Stock, to file reports on their holdings of and transactions in Sallie Mae Common Stock. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the fiscal year 2014 all required reports were filed in a timely manner, except for the following transaction which was not timely filed: adjustments in the number of SLM Corporation derivative securities held by the reporting person as a result of the Spin-Off of Navient Corporation by SLM Corporation on April 30, 2014 were reported late by Frank C. Puleo.

Other Matters for the 2015 Annual Meeting

As of the date of this proxy statement, there are no matters the Board of Directors intends to present for a vote at the Annual Meeting other than the business items discussed in this proxy statement. In addition, Sallie Mae has not been notified of any other business proposed to be presented at the Annual Meeting. If other matters now unknown to the Board of Directors come before the Annual Meeting, the proxy given by a stockholder electronically, telephonically or on a proxy card gives discretionary authority to the persons named by Sallie Mae to serve as proxies to vote such stockholder’s shares on any such matters in accordance with their best judgment.

Stockholder Proposals for the 2016 Annual Meeting

A stockholder who intends to introduce a proposal for consideration at Sallie Mae’s 2016 Annual Meeting may seek to have that proposal and a statement in support of the proposal included in the Company’s 2016 proxy statement if the proposal relates to a subject that is permitted under SEC Rule 14a-8. To be considered for inclusion, the proposal and supporting statement must be received by the Company no later than January 6, 2016, and must satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee it will be included in Sallie Mae’s proxy statement.

Sallie Mae’s By-Laws provide that a stockholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8. Sallie Mae’s By-Laws provide that any such proposals or nominations for the Company’s 2016 Annual Meeting must be received by it on or after February 26, 2016, and on or before April 26, 2016. Any such notice must satisfy the other requirements in Sallie Mae’s By-Laws applicable to such proposals and nominations. If a stockholder fails to meet these deadlines or fails to comply with the requirements of SEC Rule 14a-4(c), Sallie Mae may exercise discretionary voting authority under proxies it solicits to vote on any such proposal. In the event that the proposed amendment to the By-Laws relating to proxy access is approved at the 2015 Annual Meeting, we intend to amend the advance notice window in Section 8 of the By-Laws for director nominations and other business, such that proposals or nominations for the Company’s 2016 Annual Meeting must be received by it on or after February 26, 2016, and on or before March 27, 2016.

Solicitation Costs

All expenses in connection with the solicitation of proxies for the Annual Meeting will be paid by Sallie Mae. Sallie Mae has engaged MacKenzie Partners, Inc. to solicit proxies for an estimated fee of $15,000 plus reimbursement for out-of-pocket costs. In addition, officers, directors, regular employees or other agents of Sallie Mae may solicit proxies by telephone, telefax, personal calls, or other electronic means. Sallie Mae will request banks, brokers, custodians and other nominees in whose names shares are registered to furnish to the beneficial owners of Sallie Mae’s Common Stock Notices of Availability of the materials related to the Annual Meeting, and including, if so requested by the beneficial owners, paper copies of the 2014 Form 10-K, this proxy statement and the proxy card and, upon request, the Company will reimburse such registered holders for their out-of-pocket and reasonable expenses in connection therewith.

Householding

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding stock but sharing the same address, Sallie Mae has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain registered stockholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive one copy of the Notice of Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies Sallie Mae that they want to receive separate copies. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the Notice of Availability or proxy materials, as the case may be, to a stockholder at a shared address to which a single copy of the document(s) was delivered. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered stockholder and would like to have separate copies of the Notice of Availability or proxy materials mailed to you in the future, or you would like to have a single copy of the Notice of Availability or proxy materials mailed to you in the future, you must submit a request in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call at 1-800-542-1061. If you are a beneficial stockholder, please contact your bank or broker to opt in or out of householding.

However, please note that if you want to receive a separate proxy card or vote instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Availability that was sent to you and we will deliver promptly upon written or oral request, separate copies of the proxy materials for this year’s Annual Meeting.

ATTACHMENT A

The full text of Article II, Section 9 of the Amended and Restated By-Laws of SLM Corporation, as proposed to be adopted, is set forth below. This amendment will only be adopted if Proposal 4 is approved.

Article II—Meetings of Stockholders

Section 9. Stockholder Access to Proxy Statement

(a) Whenever the Corporation solicits proxies with respect to an election of directors at an annual meeting (an “Annual Election”), subject to the provisions of this Section 9, it shall include in its proxy statement and on its proxy card for such Annual Election, in addition to individuals nominated by the Board of Directors or any committee thereof, the name, together with the Required Information of any individuals nominated in compliance with these By-Laws, up to the Permitted Number, by one or more Eligible Stockholders (each, a “Stockholder Nominee”) who expressly elects at the time of providing the notice required by this Section 9 (the “Notice of Proxy Access Nomination”) to have its nominee included in the Company’s proxy materials pursuant to this Section 9. To be timely, any Eligible Stockholder seeking to have its nominee included in the Corporation’s proxy statement and on the Corporation’s proxy card shall deliver the Notice of Proxy Access Nomination to the Secretary of the Corporation, within the time periods applicable to stockholder notices of nominations delivered pursuant to Section 8(c) of Article II of these Bylaws (the last day on which a Notice of Proxy Access Nomination may be delivered, the “Advance Notice Deadline”).

(b) For purposes of this Section:

(i) The “Permitted Number” means 25% of the number of seats on the Board of Directors to be filled in the Annual Election (rounded down to the nearest whole number but not less than one); provided, however, that if the Corporation shall have received by the Advance Notice Deadline one or more valid stockholder notices nominating director candidates (other than any nominations submitted in accordance with this Section 9 for inclusion in the Corporation’s proxy statement and on the Corporation’s proxy card), then the Permitted Number shall be reduced by the number of such director candidates so nominated. If one or more vacancies for any reason occurs on the Board of Directors after the Advance Notice Deadline but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. For purposes of determining whether the Permitted Number has been reached, each of the following persons shall be counted as one of the Stockholder Nominees: (A) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 9 whom the Board of Directors decides to nominate as a board of director nominee, (B) any director in office as of the Advance Notice Deadline who was previously included in the Corporation’s proxy materials as a Stockholder Nominee for either of the two preceding Annual Elections pursuant to this Section 9 whom the Board of Directors decides to renominate for election as a board of director nominee and (C) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 9 whose nomination is subsequently withdrawn at or prior to the Annual Election.

(ii) An “Eligible Stockholder” means a stockholder or group of no more than 20 stockholders of the Corporation that, together with its Affiliates, has continuously held ownership of not less than the Required Interest for at least the three years preceding the date the Notice of Proxy Access Nomination is delivered to the Secretary of the Corporation in accordance with this Section 9, that continues to own the Required Interest through the date of the Annual Election, and that complies with all applicable provisions of these By-Laws.

(iii) The “Required Interest” means three percent (3%) of the voting power of the outstanding voting securities of the Corporation entitled to vote in the Annual Election, based upon the number of outstanding voting securities of the Corporation most recently disclosed prior to the Advance Notice Deadline by the Corporation in a filing with the Securities and Exchange Commission.

(vi) “Affiliate” of a specified person means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified person, and, with respect to any investment company (as defined in the Investment Company Act of 1940, whether or not exempt from registration thereunder), shall also include all other investment companies or funds managed by the same investment adviser or any of its Affiliates.

(v) The “Required Information” means (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that, as determined by the Corporation, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and (ii) if the Eligible Stockholder so elects, the Statement.

(vi) The “Statement” means any accompanying statement from the Eligible Stockholder to be included in the Corporation’s proxy statement, which Statement in order to be so included shall not exceed 500 words and must fully comply with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Rule 14a-9. Notwithstanding anything to the contrary contained in this Section 9, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it determines would be materially false or misleading, omits a material fact, or would violate any applicable law or regulation.

(c) For purposes of this Section 9, an Eligible Stockholder (including its Affiliates) shall be deemed to “own” only those outstanding shares of voting securities of the Corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such stockholder or any of its Affiliates in any transaction that has not been settled or closed, (y) borrowed by such stockholder or any of its Affiliates for any purposes or purchased by such stockholder or any of its Affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its Affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its Affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or Affiliate. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement, in each case, which is revocable at any time by the stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the voting securities of the Corporation are “owned” for these purposes shall be determined in good faith by the Board of Directors or any committee thereof. An Eligible Stockholder shall in its Notice of Proxy Access Nomination disclose the number of shares it is deemed to own for purposes of this Section 9.

(d) Subject to the following sentence and any undertaking previously provided by an Eligible Stockholder pursuant to subsection (e) below, each Eligible Stockholder, together with its Affiliates, may nominate one, and not more than one, individual under this Section 9 for inclusion in the Corporation’s proxy statement and on its proxy card. If the Corporation shall receive more than the Permitted Number of proposed nominations from Eligible Stockholders in compliance with these By-Laws, then the nominees shall be included in the Company’s proxy materials in the order of the number (from largest to smallest) of voting securities of the Corporation that each Eligible Stockholder disclosed as “owned” for purposes of this Section 9 in its Notice of Proxy Access Nomination, up to the Permitted Number.

(e) Any Eligible Stockholder nominating an individual for director in accordance with this Section shall also deliver to the Corporation no later than the Advance Notice Deadline the following information in writing to the Secretary of the Corporation: (i) one or more written statements from the record holder of the shares (and from each intermediary or Affiliate through which the shares are or have been held during the three year minimum holding period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to the secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the three-year holding period, the Required Interest, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s (and any member of any group of stockholders that together is an Eligible Stockholder) continuous ownership of the Required Interest through the record date; (ii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act; (iii) the information, representations and agreements that are the same as those that would be required to be provided or set forth in a stockholder’s notice of nomination pursuant to Section 8(d) of Article II of these By-Laws; (iv) a representation that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) (A) acquired the Required Interest in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Interest through the date of the annual meeting, (C) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the Annual Election other than its Stockholder Nominee or a nominee of the Board of Directors and (E) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (v) an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation and (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholders pursuant to this Section 9.

(f) In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

(g) The Corporation shall not be required to include, pursuant to this Section 9, a Stockholder Nominee in its proxy materials for any annual meeting of stockholders (i) for which the Secretary of the Corporation receives a notice that a stockholder has nominated such Stockholder Nominee for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 8 of Article II of these By-Laws, (ii) if the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) who has nominated such Stockholder Nominee is currently engaged in a “solicitation,” or is a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (iii) who is not Independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors, (iv) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation, (v) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years or (vii) if the Eligible Stockholder or applicable Stockholder Nominee fails to comply with its obligations pursuant to this Section 9.

(h) Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) shall have breached its or their obligations under this Section 9, as determined by the Board of Directors or the chairman of the meeting or (ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 9. For purposes of this Section 9, to be considered a qualified representative of the Eligible Stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the annual meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting of stockholders.

(i) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 9 for the next two annual meetings. For the avoidance of doubt, this Section 9(i) shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 8 of Article II of these By-Laws. This Section 9 shall provide the exclusive method for stockholders to include nominees for director in the Corporation’s proxy statement and on the Corporation’s proxy card.

ATTACHMENT B

Impact of Spin-Off on Long-Term Incentive Awards

We completed the Spin-Off of Navient on April 30, 2014. Just prior to the Spin-Off, our predecessor (“Old SLM”) underwent an internal corporate reorganization pursuant to which we became a holding company of Old SLM. We then contributed Old SLM to Navient together with all of its subsidiaries other than those engaged in the consumer banking business, which we retained. We then distributed Navient to the holders of our common stock as a stock dividend on a 1-for-1 basis. All of our NEOs other than Mr. Remondi remained employees of our company immediately following the Spin-Off. Mr. Remondi resigned from our company and became President and CEO of Navient.

Changes to Long-Term Incentive Awards due to the Spin-Off.    We made adjustments to the equity awards held by our NEOs and other employees at the time of the Spin-Off pursuant to the anti-dilution provisions of those awards. The purpose of the adjustments was to provide the holders of those awards with the same intrinsic value immediately after the Spin-Off as existed immediately prior thereto. The awards were adjusted by one of two methods: by either dividing them into a basket of awards as to an equal number of shares of Company common stock and Navient common stock (the “Basket Method”); or by concentrating the awards solely as to additional shares of Company common stock (the “Concentration Method”). In general:

•	Awards granted prior to February 4, 2014 were adjusted by means of the Basket Method; and

•	Awards granted on and after February 4, 2014 and prior to the Spin-Off, were adjusted by means of the Concentration Method.

The Basket Method is intended to reward recipients for their efforts on behalf of Old SLM as a whole, permitting them to participate in any future gains of both our company and Navient. The Concentration Method is intended to greater align the recipients’ interests with the shareholders of their post-Spin-Off employer. We are responsible for all adjusted awards relating to our common stock, and Navient is responsible for all awards relating to its common stock.

The treatment of each type of equity award granted prior to the Spin-Off to the NEOs and our other employees is discussed below.

Treatment of Stock Options.    All stock option awards held by the NEOs and our other employees at the time of the Spin-Off have been adjusted by means of the Basket Method. No stock options were granted on and after February 4, 2014.

Each original stock option became an adjusted stock option of the Company and a stock option of Navient, each exercisable for a number of shares of common stock of the issuer equal to the number of shares underlying the original option. The exercise price per share of each adjusted Company stock option bears the same ratio to the trading price of our common stock shortly after the Spin-Off as the exercise price of the original stock option bore to the trading price of our common stock shortly before the Spin-Off. The exercise price per share of the Navient stock options was set in a similar fashion by reference to the trading price of the Navient common stock shortly after the Spin-Off. The exercise prices so determined are reflected in the Outstanding Equity Awards at Fiscal Year-End table above and footnote 1 to the table in this proxy statement. For purposes of determining vesting and employment status under the terms of both the Company and Navient stock options, the continuous service of a NEOs or other employee with any or all of Old SLM, the Company and Navient (both before and after the Spin-Off) is to be taken into account. All other terms of each adjusted Company stock option and Navient stock option are substantially the same as the original stock option, except that any price target associated with an original option has been adjusted by a factor that takes into account the trading price of our common stock shortly before the Spin-Off versus the trading price of our common stock and Navient common stock shortly after the Spin-Off.

Treatment of Restricted Stock Units.    Awards of RSUs granted to the NEOs and our other employees prior to February 4, 2014, as well as RSUs granted in connection with awards under the 2013 MIP, have been adjusted by means of the Basket Method. Holders of those awards retained their Company awards as to the original number of shares of our common stock and received Navient awards for RSUs with respect to an identical number of shares of Navient common stock. Awards of RSUs granted to the NEOs and other employees on or after February 4, 2014, and a one-time award of RSUs made to Mr. Quinlan in January 2014, have been adjusted by means of the Concentration Method. Under this method, the original awards of RSUs of each of our NEOs (other than Mr. Remondi) and other employees were adjusted to increase the number of RSUs and shares of our common stock underlying the awards to reflect the decrease in value of our stock as a result of the Spin-Off. Mr. Remondi’s original awards were cancelled and replaced with Navient awards in respect of a number of shares of Navient common stock also intended to make up the loss in value to the original RSUs caused by the Spin-Off. The RSUs awards adjusted (or replaced) pursuant to both the Basket Method and the Concentration Method are reflected in the Grants of Plan-Based Awards table and the footnotes thereto with respect to original RSU awards granted during 2014, the Outstanding Equity Awards at Fiscal Year-End table and footnote 2 thereto and, to the extent any RSUs vested during 2014, in the Option Exercises and Stock Vested table in this proxy statement.

In general, for purposes of determining vesting and employment status under the terms of both the Company and Navient RSUs, the continuous service of a NEO or other employee with any or all of Old SLM, the Company and Navient (both before and after the Spin-Off) is to be taken into account. The Company and Navient RSUs are otherwise subject to substantially the same terms and conditions as the original RSUs to which they relate.

Treatment of PSUs.    Awards of PSUs granted to the NEOs in 2012 and 2013 were replaced, shortly before the Spin-Off, with awards of RSUs with respect to Company common stock and thereafter adjusted pursuant to the Basket Method into RSUs of the Company and Navient as described under “Treatment of Restricted Stock Units” above. The initial replacement RSU was for the number of shares of our common stock that would have vested under the original PSU award based upon the actual performance of Old SLM up until March 31, 2014, plus the projected performance (as determined by the Compensation Committee) for the remainder of the applicable three-year performance period assuming the Spin-Off did not occur. The replacement RSUs will vest at the end of the original three-year performance period for the PSUs they replace, subject to continued employment by the holder as required under the original PSUs. The adjusted RSUs are reflected in the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table and footnote 2 thereto in this proxy statement.

SLM CORPORATION ATTN: CORPORATE SECRETARY 300 CONTINENTAL DRIVE NEWARK, DE 19713	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90227-P64190	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SLM CORPORATION
The Board of Directors recommends you vote FOR the
following proposals:
1.	Election of Directors Nominees:
			For	Against	Abstain				For	Against	Abstain
	1a.	Paul G. Child	☐	☐	☐
	1b.	Carter Warren Franke	☐	☐	☐	2.	Advisory approval of SLM Corporation’s executive compensation.		☐	☐	☐
	1c.	Earl A. Goode	☐	☐	☐	3.	Ratification of the appointment of KPMG LLP as SLM Corporation’s independent registered public accounting firm for 2015.		☐	☐	☐
	1d.	Ronald F. Hunt	☐	☐	☐
	1e.	Marianne M. Keler	☐	☐	☐	4.	Approval of an amendment to the Restated By-Laws of SLM Corporation, as amended, relating to proxy access.		☐	☐	☐
	1f.	Jim Matheson	☐	☐	☐
	1g.	Jed H. Pitcher	☐	☐	☐	NOTE: This proxy is revocable and the shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made the proxy will be voted as the Board of Directors recommends. If any other matters properly come before the meeting or any adjournments or postponements thereof, the persons named in this proxy will vote in their discretion.
	1h.	Frank C. Puleo	☐	☐	☐
	1i.	Raymond J. Quinlan	☐	☐	☐
	1j.	Vivian C. Schneck-Last	☐	☐	☐
	1k.	William N. Shiebler	☐	☐	☐
	1l.	Robert S. Strong	☐	☐	☐
`

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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PLEASE VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

ADMISSION TICKET

Bring this ticket and photo ID with you if you plan on attending the meeting.

NOTE: Cameras, transmission, broadcasting and other recording devices, including certain smart phones, will not be permitted in the meeting room. Attendees will be asked to pass through a security screening device or adhere to other security measures prior to entering the Annual Meeting. We regret any inconvenience this may cause you and we appreciate your cooperation.

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▼ DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

M90228-P64190

SLM CORPORATION

Annual Meeting of Stockholders

June 25, 2015 11:00 AM

Sallie Mae

300 Continental Drive

Newark, DE 19713

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Laurent C. Lutz, Jr., Richard M. Nelson and Nicolas Jafarieh, or each of them, each with full power of substitution, as the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of SLM Corporation to be held on June 25, 2015, and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF PROPOSALS 1, 2, 3 AND 4, AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES HELD FOR THE ACCOUNT OF THE UNDERSIGNED IN CERTAIN SLM CORPORATION 401(K) PLANS.